Exhibit 99.1

Upjohn

(A Business Unit of Pfizer Inc.)

Combined Financial Statements as of December 31, 2019 and 2018

and for the Years Ended December 31, 2019, 2018 and 2017

and Report of Independent Registered Public Accounting Firm

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Pfizer Inc.:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Upjohn (a business unit of Pfizer Inc.) (the Company) as of December 31, 2019 and 2018, the related combined statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

New York, New York

March 20, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.

UPJOHN

(A Business Unit of Pfizer Inc.)

COMBINED STATEMENTS OF INCOME

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Revenues	$10,244	$12,431	$13,359
Costs and expenses:
Cost of sales(a)	1,713	2,003	2,036
Selling, informational and administrative expenses(a)	2,252	2,568	2,771
Research and development expenses(a)	279	308	343
Amortization of intangible assets	148	157	166
Restructuring charges/(credits)	159	39	(80)
Other (income)/deductions—net	362	300	288

Income before provision/(benefit) for taxes on income	5,331	7,056	7,835
Provision/(benefit) for taxes on income	409	925	(2,366)

Net income before allocation to noncontrolling interests	4,922	6,131	10,201
Less: Net income attributable to noncontrolling interests	5	3	3

Net income attributable to Upjohn	$4,917	$6,128	$10,199

(a)	Excludes amortization of intangible assets, except as disclosed in Note 3K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Amounts may not add due to rounding.

See Notes to Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Net income before allocation to noncontrolling interests	$4,922	$6,131	$10,201

Foreign currency translation adjustments	(14)	(166)	214

Benefit plans: actuarial gains/(losses), net	(14)	(30)	74
Reclassification adjustments related to amortization	13	17	49
Reclassification adjustments related to curtailments and settlements	14	3	4
Other	(6)	3	(2)

	7	(6)	125

Benefit plans: prior service (costs)/credits and other, net	(2)	(5)	—
Reclassification adjustments related to amortization	(22)	(25)	(25)
Reclassification adjustments related to curtailments, net	(19)	(1)	(1)
Other	1	—	—

	(42)	(31)	(25)

Other comprehensive income/(loss), before tax	(49)	(203)	314

Tax provision/(benefit) on other comprehensive income/(loss)(a)	—	(11)	27

Other comprehensive income/(loss) before allocation to noncontrolling interests	(49)	(192)	286

Comprehensive income before allocation to noncontrolling interests	4,873	5,939	10,488
Less: Comprehensive income attributable to noncontrolling interests	3	1	4

Comprehensive income attributable to Upjohn	$4,870	$5,937	$10,484

(a)	See Note 7E. Tax Matters: Tax Provision/(Benefit) on Other Comprehensive Income/(Loss).

Amounts may not add due to rounding.

See Notes to Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

COMBINED BALANCE SHEETS

(millions of dollars)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$184	$—
Trade accounts receivable, less allowance for doubtful accounts: 2019—$40; 2018—$47	1,946	2,353
Inventories	1,155	1,235
Current tax assets	628	971
Other current assets	261	256

Total current assets	4,173	4,815
Property, plant and equipment, less accumulated depreciation	999	952
Identifiable intangible assets, less accumulated amortization	1,434	1,583
Goodwill	8,709	8,735
Noncurrent deferred tax assets and other noncurrent tax assets	651	577
Other noncurrent assets	399	312

Total assets	$16,366	$16,975

Liabilities and Equity
Trade accounts payable	$426	$656
Income taxes payable	371	323
Accrued compensation and related items	335	332
Other current liabilities	2,125	2,460

Total current liabilities	3,257	3,771
Pension benefit obligations, net	306	248
Postretirement benefit obligations, net	198	251
Noncurrent deferred tax liabilities	38	56
Other taxes payable	4,623	5,249
Other noncurrent liabilities	426	407

Total liabilities	8,849	9,982

Commitments and Contingencies
Business unit equity	8,224	7,653
Accumulated other comprehensive loss	(707)	(660)

Total equity	7,517	6,992

Total liabilities and equity	$16,366	$16,975

Amounts may not add due to rounding.

See Notes to Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

COMBINED STATEMENTS OF EQUITY

	Upjohn
(millions of dollars)	Business Unit Equity	Accumulated Other Comp. Income/ (Loss)	Total Business Unit Equity	Equity Attributable to Noncontrolling Interests	Total Equity
Balance, January 1, 2017	$3,954	$(755)	$3,198	$—	$3,198
Net income	10,199		10,199	3	10,201
Other comprehensive income/(loss), net of tax		286	286	1	286
Share-based payment transactions	103		103		103
Net transfers between Pfizer and noncontrolling interests				(4)	(4)
Net transfers—Pfizer(a)	(7,259)		(7,259)		(7,259)

Balance, December 31, 2017	6,996	(470)	6,526	—	6,526
Net income	6,128		6,128	3	6,131
Other comprehensive income/(loss), net of tax		(191)	(191)	(1)	(192)
Share-based payment transactions	104		104		104
Net transfers between Pfizer and noncontrolling interests				(1)	(1)
Net transfers—Pfizer(a), (b)	(5,576)		(5,576)		(5,576)

Balance, December 31, 2018	7,653	(660)	6,992	—	6,992
Net income	4,917		4,917	5	4,922
Other comprehensive income/(loss), net of tax		(47)	(47)	(2)	(49)
Share-based payment transactions	76		76		76
Net transfers between Pfizer and noncontrolling interests				(3)	(3)
Net transfers—Pfizer(a)	(4,421)		(4,421)		(4,421)

Balance, December 31, 2019	$8,224	$(707)	$7,517	$—	$7,517

(a)	See Note 19. Related Party Transactions for the major components of Net transfers—Pfizer.
(b)	Includes a net decrease of $3 million to Business unit equity for the cumulative effect of the adoption at the beginning of 2018 of new accounting standards for revenues and income tax accounting.

Amounts may not add due to rounding.

See Notes to Combined Financial Statements, which are an integral part of these statements.

UPJOHN

(A Business Unit of Pfizer Inc.)

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Operating Activities
Net income before allocation to noncontrolling interests	$4,922	$6,131	$10,201
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	311	353	375
Asset write-offs and related charges	17	3	5
Tax Cuts and Jobs Act (TCJA) impact(a)	(67)	(49)	(4,988)
Deferred taxes	(36)	47	840
Share-based compensation expense	76	104	103
Benefit plan contributions in excess of expense/income	(91)	(56)	(17)
Other adjustments, net	(100)	41	17
Other changes in assets and liabilities:
Trade accounts receivable	408	(158)	241
Inventories	74	(310)	232
Other assets	(53)	63	(147)
Trade accounts payable	(241)	38	(145)
Other liabilities	(273)	(481)	265
Other tax accounts, net	(227)	(7)	414

Net cash provided by operating activities	4,720	5,721	7,397

Investing Activities
Purchases of property, plant and equipment	(104)	(57)	(50)
Acquisitions of intangible assets	—	(2)	—
Other investing activities, net(b)	6	—	—

Net cash used in investing activities	(98)	(59)	(50)

Financing Activities
Net financing activities with Pfizer	(4,438)	(5,662)	(7,350)

Net cash used in financing activities	(4,438)	(5,662)	(7,350)

Effect of exchange-rate changes on cash and cash equivalents	(1)	—	—

Net increase/(decrease) in cash and cash equivalents	184	—	(2)
Cash and cash equivalents, beginning	—	—	2

Cash and cash equivalents, end	$184	$—	$—

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$1,076	$1,252	$1,216
Interest	—	—	—

(a)

As a result of the enactment of the Tax Cuts and Jobs Act (TCJA) in December 2017, Provision/(benefit) for taxes on income (i) for the year ended December 31, 2017, was favorably impacted by approximately $5.0 billion, primarily reflecting the remeasurement of U.S. deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries; (ii) for the year ended December 31, 2018, was favorably impacted by approximately $49 million, primarily related to certain tax initiatives associated with the TCJA, as well as favorable adjustments to the provisional estimates of the legislation; and (iii) for the year ended December 31, 2019, was favorably impacted by approximately $67 million, primarily as a result of additional guidance issued by the U.S. Department of Treasury. See Note 7A. Tax Matters: Taxes on Income for additional information.

(b)

Includes an allocation of insurance recoveries of $8.6 million for property damage related to Hurricane Maria. The remaining allocation of insurance recoveries of $22.0 million related to Hurricane Maria is included in cash provided by operating activities. See Note 6. Other (Income)/Deductions—Net for additional information.

Amounts may not add due to rounding.

See Notes to Combined Financial Statements, which are an integral part of these statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Business Description

Upjohn (collectively, Upjohn, the Upjohn Business, the business, the company, we, us and our) is a business unit of Pfizer Inc. (Pfizer). We are a China-based global pharmaceutical company with a portfolio of well-established, primarily off-patent branded and generic medicines, including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone. Our pharmaceutical products are used to treat non-communicable diseases (NCDs). We commercialize, manufacture and develop pharmaceutical products across a broad range of therapeutic areas, including cardiovascular, pain and neurology, psychiatry, urology and ophthalmology. The accompanying combined financial statements include the accounts of all operations that comprise the Upjohn operations of Pfizer.

Our business and the pharmaceutical industry are characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, we manage our commercial operations through three geographic regions: Developed Markets, Greater China and Emerging Markets. For additional information about this operating structure, see Note 18A.

Our revenues are derived from the sale of our pharmaceutical products in approximately 120 countries around the world. The majority of our revenue is generated in the U.S., China and Japan. We sell our products to physicians, patients, pharmacists and retail channels, insurers, government agencies and other healthcare providers.

Around the world, Upjohn manufacturing of active pharmaceutical ingredients and finished dosage forms is performed by a combination of internal and external manufacturing operations. We have eight manufacturing facilities located in Puerto Rico, Singapore, China, Ireland, Turkey, Egypt and Algeria. In 2019, we manufactured about 85% of the volume of active pharmaceutical ingredients for our pharmaceutical products, with the remainder of our active pharmaceutical ingredients manufactured by Pfizer or by third-party partners.

We have developed end-to-end experience across the total product life cycle, which includes global regulatory licensing, launch, growth and post-approval lifecycle management. Our research, development and medical platform seeks to maximize the impact of our existing product portfolio by examining whether there is an opportunity for new indications, label extensions, product formulations, and market registrations for our products. We also use our platform to determine whether there is an opportunity to integrate new products into our portfolio.

On July 29, 2019, Pfizer announced it had entered into a definitive agreement to combine Upjohn with Mylan N.V. (Mylan), creating a new global pharmaceutical company. The name of the new company to be formed by the planned combination of the Upjohn Business and Mylan will be “Viatris.” Under terms of the agreement, which is structured as an all-stock, Reverse Morris Trust transaction, Upjohn is expected to be spun-off or split-off to Pfizer’s shareholders and, immediately thereafter, combined with Mylan. Pfizer shareholders would own 57% of the combined new company, and former Mylan shareholders would own 43%. Upjohn will issue $12 billion of debt in connection with its separation from Pfizer, and the new company will make a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to the new company. The transaction is generally expected to be tax free to Pfizer and Pfizer shareholders and is expected to close mid-2020, subject to Mylan shareholder approval and satisfaction of other customary closing conditions, including receipt of regulatory approvals.

Pfizer, the Upjohn Business and Mylan are in the process of negotiating the terms on which Pfizer would transfer its Meridian Medical Technologies business (Meridian), the manufacturer of EpiPen® and other auto-injector products, and/or certain Pfizer assets that currently form part of the Mylan-Japan collaboration for generic drugs in Japan (Mylan-Japan collaboration) to Viatris following the completion of the proposed combination of the Upjohn Business and Mylan. There can be no assurance that any agreement or transaction will result from these negotiations and if the parties are unsuccessful in their efforts to negotiate the terms of such potential transactions, Meridian and/or the Pfizer assets that currently form part of the Mylan-Japan collaboration will remain with Pfizer. The Upjohn Business’s results of operations, financial condition and cash flows presented in these combined financial statements and notes thereto do not include the results of operations, assets and liabilities or cash flows of Meridian and the Mylan-Japan collaboration.

Note 2. Basis of Presentation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and present the combined balance sheets of Upjohn as of December 31, 2019 and 2018 and the related combined statements of income, comprehensive income, equity and cash flows of Upjohn for each of the years in the three-year period ended December 31, 2019. For operations outside the U.S., the combined financial information is included as of and for the fiscal year ended November 30 for each year presented. All significant intercompany balances and transactions among the legal entities that comprise Upjohn have been eliminated. Balances due from or due to Pfizer that are expected to be cash-settled, if any, are included, depending on the nature of the balance, in Other current

NOTES TO COMBINED FINANCIAL STATEMENTS

assets, Other noncurrent assets, Other current liabilities and Other noncurrent liabilities on the combined balance sheets. All balances and transactions among Upjohn and Pfizer that are not cash-settled are shown as part of Business unit equity on the combined balance sheets and represent the net of amounts settled without payment (to)/from Pfizer. For additional information about balances and transactions among Upjohn and Pfizer, see Note 19.

Certain amounts in the combined financial statements and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

The combined financial statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn business of Pfizer. As part of a Pfizer reorganization beginning in 2019, Upjohn was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing and other commercial activities, research, development, medical, regulatory and limited enabling functions. As a result, many of the costs for certain support functions that, prior to 2019, were provided to Upjohn on a centralized basis within Pfizer are now, beginning in 2019, incurred directly by Upjohn.

These combined financial statements do not purport to reflect what the results of operations, comprehensive income, financial position, equity or cash flows would have been had we operated as an independent standalone company during the periods presented.

•

The combined statements of income for 2018 and 2017 include allocations of certain non-product commercial costs managed by Pfizer’s commercial organization. These allocations are based on proportional allocation methods (e.g., using third-party sales) as well as certain cost metrics, depending on the nature of the costs, where not specifically identified. In 2019, there were no similar non-product commercial costs to be allocated in the Upjohn combined statement of income as these costs are, beginning in 2019, incurred directly by Upjohn.

•

The combined statements of income for 2018 and 2017 include allocations from certain support functions (Enabling Functions) that are provided on a centralized basis within Pfizer, such as expenses for business technology, facilities, legal, finance, human resources, insurance, public affairs and procurement, among others. Prior to 2019, Pfizer did not routinely allocate these costs to any of its business units. The combined statement of income for 2019 includes a combination of allocations to Upjohn and limited directly incurred costs for such Enabling Functions. Allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

•

The combined statements of income for 2018 and 2017 include allocations of certain manufacturing and supply costs incurred by manufacturing plants that are shared with other Pfizer business units, Pfizer’s global external supply group and Pfizer’s global logistics and support group (collectively, PGS). These costs may include manufacturing variances and changes in the standard costs of inventory, among others. Prior to 2019, Pfizer did not routinely allocate these costs to any of its business units. The combined statement of income for 2019 includes such costs directly incurred by the Upjohn Global Supply network for manufacturing facilities, external supply, and logistics and support as well as allocations of costs incurred by manufacturing plants that are shared with other Pfizer business units and centralized PGS costs that Pfizer did not routinely allocate to its business units. Where used, allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods, such as Upjohn identified manufacturing costs, depending on the nature of the costs.

•

The combined statements of income include allocations of certain research, development and medical (RDM) expenses managed by Pfizer’s research and development (R&D) organization. Pfizer does not routinely allocate these costs to any of its business units. These allocations are based on either a specific identification basis or, when specific identification is not practicable, our estimates of the costs incurred in connection with the R&D activities associated with Upjohn.

•

The combined statements of income also include allocations from Enabling Functions and PGS for restructuring charges and additional depreciation associated with asset restructuring and implementation costs. Pfizer does not routinely allocate these costs to any of its business units. For additional information about allocations of restructuring charges and other costs associated with cost-reduction/productivity initiatives, see Note 5.

•

The combined statements of income include allocations of pension and postretirement service costs that have been deemed attributable to Upjohn operations. For information about allocations of pension and postretirement costs, see Note 15.

•

The combined statements of income include allocations of other corporate and commercial costs, which can include, but are not limited to, certain compensation items, such as share-based compensation expense and certain fringe benefit expenses maintained on a centralized basis within Pfizer, as well as Pfizer hedging activity on intercompany inventory. Pfizer does not routinely allocate these costs to any of its business units. For information about allocations of share-based payments, see Note 16. The combined statements of income for 2018 and 2017 also include allocations of other corporate and commercial costs for certain strategy, business development, portfolio management and valuation capabilities, which

NOTES TO COMBINED FINANCIAL STATEMENTS

previously had been reported in various parts of the organization, as prior to 2019 Pfizer did not routinely allocate these costs to any of its business units. For these costs, the combined statement of income for 2019 includes a combination of allocations to Upjohn and directly incurred costs. Allocations are based on either a specific identification basis or, when specific identification is not practicable, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services.

•

The combined statements of income include allocations of purchase accounting impacts resulting from business combinations. These impacts are primarily associated with the Upjohn related assets acquired as part of Pfizer’s acquisitions of Pharmacia in 2003 and Wyeth in 2009, and primarily include amortization related to the increase in fair value of the acquired finite-lived intangible assets. Upjohn did not enter into any business combinations during the periods covered by these combined financial statements.

•

The combined balance sheets reflect all of the assets and liabilities of Pfizer that are either specifically identifiable or are directly attributable to Upjohn and its operations. Cash from Upjohn operations in subsidiaries that are not completely Upjohn dedicated is not included in the combined balance sheets since this cash is swept into Pfizer’s centralized cash management system. We participate in Pfizer’s centralized cash management system and generally all excess cash is transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities are funded as needed by Pfizer. Accordingly, the Upjohn cash balance at December 31, 2019 and 2018 is not representative of an independent company and could be significantly different at another point in time.

•	For benefit plans, the combined balance sheets only include the assets and liabilities of benefit plans sponsored by Upjohn—see Note 15.

•

The combined financial statements do not include allocations of Pfizer corporate debt as none is specifically related to our operations. The combined statements of income include an allocation of Pfizer interest-related expenses, including the effect of hedging activities associated with the Pfizer corporate debt and an allocation for interest income associated with the Pfizer corporate investments—see Note 6. We participate in Pfizer’s centralized hedging and offsetting programs. As such, in the combined statements of income, we include the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates net of the related exchange gains and losses for the portion that is deemed to be associated with Upjohn operations.

Management believes that the allocations are a reasonable reflection of the services received or the costs incurred on behalf of Upjohn and its operations and that the combined statements of income reflect all costs of the Upjohn Business of Pfizer.

The allocated expenses from Pfizer primarily include:

•

Commercial non-product costs—approximately $500 million in 2018 and $582 million in 2017 ($24 million deduction and $19 million deduction in Revenues; $5 million and $2 million in Cost of sales; $317 million and $415 million in Selling, informational and administrative expenses; $148 million and $148 million in Research and development expenses; $0.1 million and $0.2 million in Amortization of intangible assets; and $7 million and $2 million income in Other (income)/ deductions—net). The combined statement of income for 2019 includes all commercial costs identified with Upjohn.

•

Enabling functions operating expenses—approximately $620 million in 2019, $678 million in 2018 and $738 million in 2017 ($1 million income, $1 million income and $7 million income in Cost of sales; $617 million, $630 million and $695 million in Selling, informational and administrative expenses; and $3 million, $49 million and $50 million in Research and development expenses).

•

PGS manufacturing costs—approximately $96 million in 2019, $124 million in 2018 and $114 million in 2017 ($96 million, $122 million and $112 million in Cost of sales; $0.1 million income, $1 million and $3 million in Selling, informational and administrative expenses; and $0.2 million, $0.4 million and $0.1 million income in Research and development expenses).

•

Research, development and medical expenses—approximately $14 million in 2019, $56 million in 2018 and $63 million in 2017 ($9 million, $41 million and $42 million in Selling, informational and administrative expenses; and $5 million, $14 million and $21 million in Research and development expenses).

•	Restructuring charges—approximately $16 million in 2019, $56 million in 2018 and $1 million in 2017 (all included in Restructuring charges/(credits)).

•

Other costs associated with cost-reduction/productivity initiatives—additional depreciation associated with asset restructuring—approximately $1 million in 2019, $13 million in 2018 and $17 million in 2017 (all included in Cost of sales).

•

Other costs associated with cost-reduction/productivity initiatives—implementation costs—approximately $28 million in 2019, $35 million in 2018 and $41 million in 2017 ($14 million, $19 million and $25 million in Cost of sales; $11 million,

NOTES TO COMBINED FINANCIAL STATEMENTS

$15 million and $16 million in Selling, informational and administrative expenses; and $2 million, $0.5 million and $0.6 million in Research and development expenses).

•

Fringe benefit expenses—approximately $2 million income in 2019, $14 million income in 2018 and $0.5 million income in 2017 (primarily $0.3 million income, $2 million income and $0.1 million income in Cost of sales; $1 million income, $12 million income and $0.4 million income in Selling, informational and administrative expenses; and negligible, $0.2 million income and negligible in Research and development expenses).

•

Share-based compensation expense—approximately $76 million in 2019, $104 million in 2018 and $103 million in 2017 ($7 million, $9 million and $9 million in Cost of sales; $56 million, $74 million and $75 million in Selling, informational and administrative expenses; and $12 million, $22 million and $20 million in Research and development expenses).

•

Other (income)/deductions-net—approximately $200 million in 2019, $279 million in 2018 and $163 million in 2017. Amounts primarily include an allocation of net interest expense of approximately $288 million in 2019, $252 million in 2018 and $259 million in 2017, reflecting an allocation for interest-related expenses, including the effect of hedging activities, associated with the Pfizer corporate debt and an allocation for interest income associated with the Pfizer corporate investments. In 2019, the amount also includes, among other things, an allocation of a gain associated with the disposal of a shared facility with Pfizer of $10 million, as well as an allocation of income from insurance recoveries of $31 million related to Hurricane Maria. In 2018, the amount also includes, among other things, an allocation of a gain associated with the disposal of a shared facility with Pfizer of $14 million. In 2017, the amount also includes, among other things, an allocation of benefits relating to certain initiatives in international jurisdictions of $84 million income—see Note 6.

•

Other corporate and commercial costs—approximately $42 million in 2019, $69 million in 2018 and $131 million in 2017 ($35 million income, $3 million income and $95 million in Cost of sales; $62 million, $64 million and $36 million in Selling, informational and administrative expenses; and $15 million, $8 million and $0.4 million income in Research and development expenses).

The income tax provision/(benefit) in the combined statements of income has been calculated as if Upjohn filed a tax return separate from Pfizer in the various jurisdictions where it does business.

Note 3. Significant Accounting Policies

A. Adoption of New Accounting Standard

Leases—On January 1, 2019, we adopted a new accounting standard for leases and changed our lease policies accordingly. Under the new standard, the most significant change is the requirement of balance sheet recognition of right of use (ROU) assets and lease liabilities by lessees for those leases classified as operating leases. We adopted the new accounting standard utilizing the modified retrospective method using a simplified transition approach, and, therefore, no adjustments were made to our prior period financial statements. We have elected the package of practical expedients for transition which are permitted in the new standard. Accordingly, we did not reassess whether (i) any expired or existing contracts are or contain leases under the new standard, (ii) classification of leases as operating leases or capital leases would be different under the new standard, or (iii) any initial direct costs would have met the definition of initial direct costs under the new standard. Additionally, we did not elect to use hindsight in determining the lease term for existing leases as of January 1, 2019. We recorded noncurrent ROU assets of $21 million and current and noncurrent operating lease liabilities of $21 million as of January 1, 2019.

Adopting the standard related to leases impacted our prior period combined balance sheet as follows:

(millions of dollars)	As Previously Reported Balance at December 31, 2018	Effect of Change Higher/(Lower)	Balance at January 1, 2019
Other noncurrent assets	$312	$21	$333
Other current liabilities	2,460	5	2,464
Other noncurrent liabilities	407	17	424

Adoption of the standard related to leases did not have a material impact on our combined statement of income or combined statement of cash flows for the year ended December 31, 2019. For additional information, see Note 3S.

NOTES TO COMBINED FINANCIAL STATEMENTS

B. Estimates and Assumptions

In preparing the combined financial statements, we use certain estimates and assumptions that affect reported amounts and disclosures, including amounts recorded in connection with acquisitions. These estimates and underlying assumptions can impact all elements of our combined financial statements. For example, in the combined statements of income, in addition to estimates used in determining the allocations of costs and expenses from Pfizer, estimates are used when accounting for deductions from revenues (such as rebates, sales allowances and sales returns), determining the cost of inventory that is sold, allocating cost in the form of depreciation and amortization and estimating restructuring charges and the impact of contingencies. On the combined balance sheets, estimates are used in determining the valuation and recoverability of assets, such as accounts receivables, inventories, deferred tax assets, fixed assets, goodwill and other identifiable intangible assets and estimates are used in determining the reported amounts of liabilities, such as taxes payable, benefit obligations, accruals for contingencies, rebates, sales allowances and sales returns, and restructuring reserves, all of which also impact the combined statements of income.

Our estimates are often based on complex judgments and assumptions that we believe to be reasonable but that can be inherently uncertain and unpredictable. If our estimates and assumptions are not representative of actual outcomes, our results could be materially impacted.

As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. We are subject to risks and uncertainties that may cause actual results to differ materially from estimated amounts, such as changes in demand for our products, competition, litigation, legislation and regulations. We regularly evaluate our estimates and assumptions using historical experience and expectations about the future. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our combined financial statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

For information on estimates and assumptions in connection with legislation commonly referred to as TCJA, see Note 7A.

C. Acquisitions

Our combined financial statements include the operations of acquired businesses after completion of the acquisitions. We account for acquired businesses using the acquisition method of accounting, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date and that the fair value of acquired in-process research and development (IPR&D) be recorded on the balance sheet. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When we acquire net assets that do not constitute a business, as defined in U.S. GAAP, no goodwill is recognized and any acquired IPR&D is expensed. We did not complete any acquisitions during the periods covered by these combined financial statements.

Amounts recorded in connection with an acquisition can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

D. Fair Value

Certain assets and liabilities are required to be measured at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively in the initial recognition of net assets acquired in a business combination, when measuring certain impairment losses and when accounting for and reporting of certain financial instruments. Fair value is estimated using an exit price approach, which requires, among other things, that we determine the price that would be received to sell an asset or paid to transfer a liability in an orderly market. The determination of an exit price is considered from the perspective of market participants, considering the highest and best use of non-financial assets and, for liabilities, assuming that the risk of non-performance will be the same before and after the transfer.

When estimating fair value, depending on the nature and complexity of the asset or liability, we may use one or all of the following techniques:

•	Income approach, which is based on the present value of a future stream of net cash flows.

NOTES TO COMBINED FINANCIAL STATEMENTS

•	Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

•	Cost approach, which is based on the cost to acquire or construct comparable assets, less an allowance for functional and/or economic obsolescence.

These fair value methodologies depend on the following types of inputs:

•	Quoted prices for identical assets or liabilities in active markets (Level 1 inputs).

•

Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means (Level 2 inputs).

•	Unobservable inputs that reflect estimates and assumptions (Level 3 inputs).

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

E. Foreign Currency Translation

For most of our international operations, local currencies have been determined to be the functional currencies. We translate functional currency assets and liabilities to their U.S. dollar equivalents at exchange rates in effect at the balance sheet date and we translate functional currency income and expense amounts to their U.S. dollar equivalents at average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates are recorded in Other comprehensive income/ (loss). The effects of converting non-functional currency assets and liabilities into the functional currency are recorded in Other (income)/deductions—net. For operations in highly inflationary economies, we translate monetary items at rates in effect as of the balance sheet date, with translation adjustments recorded in Other (income)/deductions—net, and we translate non-monetary items at historical rates.

F. Revenues and Trade Accounts Receivable

We recorded direct product sales of more than $1 billion for each of two products in 2019 and three products in 2018 and 2017. In the aggregate, these direct product sales represent 52% of our revenues in 2019, 65% of our revenues in 2018 and 61% of our revenues in 2017. These direct product sales are primarily in the Developed Markets and Greater China operating segments. For additional information, see Note 18C. The loss or expiration of intellectual property rights can have a significant adverse effect on our revenues as our contracts with customers will generally be at lower selling prices due to added competition and we generally provide for higher sales returns during the period in which individual markets begin to near the loss or expiration of intellectual property rights. We sell pharmaceutical products after patent expiration and, in limited cases, under patent worldwide.

Revenue Recognition—We record revenues from product sales when there is a transfer of control of the product from us to the customer. We determine transfer of control based on when the product is shipped or delivered and title passes to the customer.

•	Customers—Our products are sold principally to physicians, patients, pharmacists and retail channels, insurers, government agencies and other healthcare providers.

Our products that our patients ultimately use are generally covered under governmental programs, managed care programs and insurance programs, including those managed through pharmacy benefit managers, and are subject to sales allowances and/or rebates payable directly to those programs. Those sales allowances and rebates are generally negotiated, but government programs may have legislated amounts by type of product (e.g., patented or unpatented).

•

Our Sales Contracts—Sales on credit are typically under short-term contracts. Collections are based on market payment cycles common in various markets, with shorter cycles in the U.S. Sales are adjusted for sales allowances, chargebacks, rebates, sales returns and cash discounts. Sales returns occur due to product recalls or a changing competitive environment.

•

Deductions from Revenues—Our gross product revenues are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents sales allowances, chargebacks, rebates, and sales returns. These deductions represent estimates of the related obligations and, as such, knowledge and judgment are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

NOTES TO COMBINED FINANCIAL STATEMENTS

Specifically:

•

In the U.S., we sell our products to distributors and hospitals under our sales contracts. However, we also have contracts with managed care or pharmacy benefit managers and legislatively mandated contracts with the federal and state governments under which we provide rebates to them based on medicines utilized by the customers they cover. We record provisions for Medicare, Medicaid, and performance-based contract pharmaceutical rebates based upon our experience ratio of rebates paid and actual prescriptions written during prior quarters. We apply the experience ratio to the respective period’s sales to determine the rebate accrual and related expense. This experience ratio is evaluated regularly to ensure that the historical trends are as current as practicable. We estimate discounts on branded prescription drug sales to Medicare Part D participants in the Medicare “coverage gap” based on the historical experience of beneficiary prescriptions and consideration of the utilization that is expected to result from the discount in the coverage gap. We evaluate this estimate regularly to ensure that the historical trends and future expectations are as current as practicable. For performance-based contract rebates, we also consider current contract terms, such as changes in formulary status and rebate rates.

•

Outside the U.S., the majority of our pharmaceutical sales allowances are contractual or legislatively mandated and our estimates are based on actual invoiced sales within each period, which reduces the risk of variations in the estimation process. In certain European countries, rebates are calculated on the government’s total unbudgeted pharmaceutical spending or on specific product sales thresholds and we apply an estimated allocation factor against our actual invoiced sales to project the expected level of reimbursement. We obtain third-party information that helps us monitor the adequacy of these accruals.

•

Provisions for pharmaceutical chargebacks (primarily reimbursements to U.S. wholesalers for honoring contracted prices to third parties) closely approximate actual amounts incurred, as we settle these deductions generally within two to five weeks of incurring the liability.

•

Provisions for sales returns are based on a calculation for each market that incorporates the following, as appropriate: local returns policies and practices; historical returns as a percentage of sales; an understanding of the reasons for past returns; estimated shelf life by product; an estimate of the amount of time between shipment and return or lag time; and any other factors that could impact the estimate of future returns, such as product recalls or a changing competitive environment. Generally, returned products are destroyed, and customers are refunded the sales price in the form of a credit.

•

We record sales incentives as a reduction of revenues at the time the related revenues are recorded or when the incentive is offered, whichever is later. We estimate the cost of our sales incentives based on our historical experience with similar incentives programs to predict customer behavior.

Our accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts totaled $1.6 billion as of December 31, 2019 and $2.2 billion as of December 31, 2018.

The following table provides information about the balance sheet classification of these accruals:

(millions of dollars)	December 31, 2019	December 31, 2018
Reserve against Trade accounts receivable, less allowance for doubtful accounts	$435	$594
Other current liabilities:
Rebate accruals(a)	737	1,309
Other accruals	224	172
Other noncurrent liabilities	217	159

Total accrued rebates and other accruals	$1,614	$2,234

(a)	The decrease in rebate accruals reflects the loss of exclusivity of Lyrica in the United States, with multi-source generic competition beginning in July 2019.

Amounts recorded for revenue deductions can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from Revenues.

Trade Accounts Receivable—Trade accounts receivable are stated at their net realizable value. The allowance against gross trade accounts receivable reflects the best estimate of probable losses inherent in the receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other current information. Trade accounts receivable are written off after all reasonable means to collect the full amount (including litigation, where appropriate) have been exhausted.

NOTES TO COMBINED FINANCIAL STATEMENTS

G. Collaboration Arrangements

Payments to and from our collaboration partners are presented in our combined statements of income based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable accounting guidance. In collaborative arrangements where we manufacture a product for our collaboration partners, we record revenues when we transfer control of the product to our collaboration partners. In collaboration arrangements where we are the principal in the transaction, we record amounts paid to collaboration partners for their share of net sales or profits earned, and all royalty payments to collaboration partners as Cost of sales. Royalty payments received from collaboration partners are included in Other (income)/deductions—net.

H. Cost of Sales and Inventories

We carry inventories at the lower of cost or net realizable value. The cost of finished goods, work-in-process and raw materials is determined using average actual cost. We regularly review our inventories for impairment and reserves are established when necessary.

I. Selling, Informational and Administrative Expenses

Selling, informational and administrative costs are expensed as incurred. Among other things, these expenses include the internal and external costs of marketing, advertising, shipping and handling, information technology and legal defense.

Advertising expenses relating to production costs are expensed as incurred, and the costs of space in publications are expensed when the related advertising occurs. Advertising and promotion expenses totaled approximately $283 million in 2019, $428 million in 2018 and $501 million in 2017.

Shipping and handling costs, including warehousing expenses, totaled approximately $68 million in 2019, $88 million in 2018 and $61 million in 2017.

J. Research and Development Expenses

Research and development (R&D) costs are expensed as incurred.

K. Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets

Long-lived assets include:

•

Property, plant and equipment, less accumulated depreciation—These assets are recorded at cost and are increased by the cost of any significant improvements after purchase. Property, plant and equipment assets, other than land and construction-in-progress, are depreciated on a straight-line basis over the estimated useful life of the individual assets. Depreciation begins when the asset is ready for its intended use. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

•

Identifiable intangible assets, less accumulated amortization—These acquired assets are recorded at fair value. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets with indefinite lives that are associated with marketed products are not amortized until a useful life can be determined.

•

Goodwill—Goodwill represents the excess of the consideration transferred for an acquired business over the assigned values of its net assets. Goodwill is not amortized. The goodwill included in our combined balance sheets reflects Upjohn’s portion of acquisition-specific goodwill generated from Pfizer’s historical acquisitions based on the relative fair value of the acquired Upjohn products.

Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function and depreciation of property, plant and equipment are included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

We review all of our long-lived assets for impairment indicators throughout the year. We perform impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, we record charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets.

NOTES TO COMBINED FINANCIAL STATEMENTS

Specifically:

•

For finite-lived intangible assets, such as developed technology rights, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

•

For indefinite-lived intangible assets, such as brands, when necessary, we determine the fair value of the asset and record an impairment loss, if any, for the excess of book value over fair value. In addition, in all cases of an impairment review, we re-evaluate whether continuing to characterize the asset as indefinite-lived is appropriate.

•

For goodwill, when necessary, we determine the fair value of each reporting unit and compare that value to its book value. If the carrying amount is found to be greater, we then determine the implied fair value of goodwill by subtracting the fair value of all the identifiable net assets other than goodwill from the fair value of the reporting unit and record an impairment loss, if any, for the excess of the book value of goodwill over the implied fair value.

Impairment reviews can involve a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

L. Restructuring Charges/(Credits) and Certain Acquisition-Related Costs

We may incur restructuring charges in connection with cost-reduction and productivity initiatives as well as in connection with acquisitions when we implement plans to restructure and integrate the acquired operations. If the restructuring action results in a change in the estimated useful life of an asset, that incremental impact is classified in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate. Termination costs are generally recorded when the actions are probable and estimable. Transaction costs, such as banking, legal, accounting and other costs incurred in connection with a business acquisition are expensed as incurred. For additional information, see Note 5. We did not complete any acquisitions during the periods covered by these combined financial statements.

Amounts recorded for restructuring charges and other associated costs can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

M. Cash Equivalents

Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as short-term investments. We did not have cash equivalents as of December 31, 2018.

N. Tax Assets and Liabilities and Income Tax Contingencies

Tax Assets and Liabilities

Current tax assets primarily include (i) tax effects associated with intercompany transfers of inventory within our combined group, which are recognized in the combined statements of income when the inventory is sold to a third party, as well as (ii) income tax receivables that are expected to be recovered either as refunds from taxing authorities or as a reduction to future tax obligations.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws, including the TCJA enacted in December 2017. We provide a valuation allowance when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax-planning strategies that would be implemented, if necessary, to realize the deferred tax assets. All deferred tax assets and liabilities within the same tax jurisdiction are presented as a net amount in the noncurrent section of our combined balance sheet. Amounts recorded for valuation allowances can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

Other non-current tax assets primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the

NOTES TO COMBINED FINANCIAL STATEMENTS

competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction.

Other taxes payable in our combined balance sheets as of December 31, 2019 and December 31, 2018 includes liabilities for uncertain tax positions and the noncurrent portion of the repatriation tax liability on the deemed repatriated accumulated post-1986 foreign earnings recorded in connection with the TCJA for which we elected, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026. For additional information, see Note 7A.

Income Tax Contingencies

We account for income tax contingencies using a benefit recognition model. If we consider that a tax position is more likely than not to be sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that is greater than 50% likely of being realized upon settlement, presuming that the tax position is examined by the appropriate taxing authority that has full knowledge of all relevant information.

Under the benefit recognition model, if our initial assessment fails to result in the recognition of a tax benefit, we regularly monitor our position and subsequently recognize the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. We regularly re-evaluate our tax positions based on the results of audits of federal, state and local and foreign income tax filings, statute of limitations expirations, changes and clarification in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard. Liabilities associated with uncertain tax positions are classified as current only when we expect to pay cash within the next 12 months. Interest and penalties, if any, are recorded in Provision/(benefit) for taxes on income and are classified in our combined balance sheet with the related tax liability.

Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant. For information about the risks associated with estimates and assumptions, see Note 3B.

O. Benefit Plans

Generally, most of our employees are eligible to participate in benefit plans. The combined statements of income include benefit plan expenses attributable to Upjohn, including expenses associated with pension plans, postretirement plans and defined contribution plans. The expenses include allocations of direct expenses as well as expenses deemed attributable to the Upjohn operations. The combined balance sheets include the benefit plan assets and liabilities of only those plans that are sponsored by Upjohn. For additional information, see Note 15.

For Upjohn sponsored plans, we recognize the overfunded or underfunded status of defined benefit plans as an asset or liability in the combined balance sheets. The obligations generally are measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. Pension obligations may include assumptions such as expected employee turnover, participant mortality, and future compensation levels. Plan assets are measured at fair value. Net periodic pension and postretirement costs other than service costs are recognized, as required, in Other (income)/deductions––net. Net periodic pension and postretirement service costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

For Pfizer sponsored plans, the combined balance sheets do not include benefit plan assets and liabilities associated with Upjohn employees participating in plans that are sponsored by Pfizer. The combined statements of income include estimated service cost associated with direct Upjohn employees and an allocation of estimated service cost deemed attributable to Upjohn operations. Service costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

Amounts recorded for benefit plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

NOTES TO COMBINED FINANCIAL STATEMENTS

P. Legal and Environmental Contingencies

We are subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications. We record accruals for these contingencies to the extent that we conclude that a loss is both probable and reasonably estimable. If some amount within a range of loss appears to be a better estimate than any other amount within the range, we accrue that amount. Alternatively, when no amount within a range of loss appears to be a better estimate than any other amount, we accrue the lowest amount in the range. We record anticipated recoveries under existing insurance contracts when recovery is reasonably assured.

We record accruals for the legal obligations associated with the retirement of tangible long-lived assets, including obligations under the doctrine of promissory estoppel and those that are conditioned upon the occurrence of future events. These obligations generally result from the acquisition, construction, development and/or normal operation of long-lived assets. We recognize the fair value of these obligations in the period in which they are incurred by increasing the carrying amount of the related asset. Over time, we recognize expense for the accretion of the liability and for the amortization of the asset.

Accruals for direct asset retirement obligations included in Other current liabilities are approximately $3 million as of December 31, 2019 and December 31, 2018 and included in Other noncurrent liabilities are approximately $47 million as of December 31, 2019 and $46 million as of December 31, 2018.

Amounts recorded for contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

Q. Share-Based Payments

Our compensation programs can include grants under Pfizer’s share-based payment plans. Generally, grants are accounted for at fair value and these fair values are generally amortized on a straight-line basis over the vesting terms into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

Amounts recorded for share-based compensation can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

R. Business Unit Equity

Total business unit equity represents Pfizer’s equity investment in Upjohn. Recorded amounts may reflect capital contributions and/or dividends or return of capital as well as the results of operations and other comprehensive income/(loss).

S. Leases

On January 1, 2019, we adopted a new accounting standard for leases. For further information, see Note 3A.

We lease real estate, fleet, and equipment for use in our operations. Our leases generally have lease terms of 1 to 10 years, some of which include options to terminate or extend leases for up to 5 years or on a month-to-month basis. We include options that are reasonably certain to be exercised as part of the determination of lease terms. We may negotiate termination clauses in anticipation of any changes in market conditions, but generally these termination options are not exercised. Residual value guarantees are generally not included within our operating leases with the exception of some fleet leases. In addition to base rent payments, the leases may require us to pay directly for taxes and other non-lease components, such as insurance, maintenance and other operating expenses, which may be dependent on usage or vary month-to-month. Variable lease payments amounted to $1 million for the year ended December 31, 2019. We have elected the practical expedient in the new standard to not separate non-lease components from lease components in calculating the amounts of ROU assets and lease liabilities for all underlying asset classes.

We determine if an arrangement is a lease at inception of the contract in accordance with guidance detailed in the new standard and we perform the lease classification test as of the lease commencement date. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

NOTES TO COMBINED FINANCIAL STATEMENTS

For operating leases, the ROU assets and liabilities are presented in our combined balance sheet as follows:

(millions of dollars)	Balance Sheet Classification	December 31, 2019
ROU assets(a)	Other noncurrent assets	$24
Lease liabilities (short-term)(b)	Other current liabilities	8
Lease liabilities (long-term)(c)	Other noncurrent liabilities	17

(a)	See Note 13B.
(b)	See Note 14A.
(c)	See Note 14B.

Our total lease costs are as follows:

(millions of dollars)	Direct	Allocated	Year Ended December 31, 2019
Operating lease cost	$8	$22	$30
Variable lease cost	1	1	2

Total lease cost	$9	$23	$32

Other supplemental information includes the following:

(millions of dollars)	Weighted-Average Remaining Contractual Lease Term (Years) as of December 31, 2019	Weighted-Average Discount Rate as of December 31, 2019	Year Ended December 31, 2019
Operating leases	5.2	5.5%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases			$6
ROU assets obtained in exchange for new operating lease liabilities			8

The table below reconciles the undiscounted cash flows for the first five years and total of the remaining years to the operating lease liabilities recorded in the combined balance sheet as of December 31, 2019:

(millions of dollars)
Period	Operating Lease Liabilities
Next one year(a)	$8
1-2 years	8
2-3 years	4
3-4 years	2
4-5 years	1
Thereafter	5

Total undiscounted lease payments	28
Less: imputed interest	4

Present value of minimum lease payments	25
Less: current portion	8

Noncurrent portion	$17

(a)	Reflects lease payments due within 12 months subsequent to the December 31, 2019 balance sheet date.

Prior to our adoption of the new lease standard, rental expense, net of sublease income, was approximately $26 million in 2018 and $30 million in 2017, which includes allocated rent expense of $25 million in 2018 and $29 million in 2017.

As of December 31, 2018, the future minimum rental commitments under non-cancelable operating leases follow:

(millions of dollars)	2019	2020	2021	2022	2023	After 2023	Total
Lease commitments	$7	$7	$6	$4	$1	$6	$31

See Note 19 for information about related party operating leases with Pfizer where we are the lessor.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 4. Collaborative Arrangements

In the normal course of business, we enter into collaborative arrangements with respect to in-line medicines as well as medicines in development that require completion of research and regulatory approval. Collaborative arrangements are contractual agreements with third-parties that involve a joint operating activity, typically a research and/or commercialization effort, where both we and our partner are active participants in the activity and are exposed to the significant risks and rewards of the activity. Our rights and obligations under our collaborative arrangements vary. For example, we have agreements to co-promote pharmaceutical products discovered by us and we have agreements where we partner to co-develop and/or participate together in commercializing, marketing, promoting, manufacturing and/or distributing a drug product.

On December 20, 2019, our U.S.-based generics platform, Greenstone, entered into a collaboration agreement with Genzum Life Sciences LLC (Genzum) for an exclusive, royalty-free license to develop, manufacture and commercialize in the United States three complex generic sterile ophthalmic ointment products under development. Under the terms of the agreement, Genzum has sole responsibility to develop and obtain regulatory approval for the three products and we are responsible for all commercialization activities for the three products. In connection with this agreement, we made an upfront payment of $8.5 million to Genzum, which includes a nonrefundable portion of $4.5 million, which was recorded in Research and development expenses for the year ended December 31, 2019 and a $4 million refundable payment, which was recorded in Other noncurrent assets as of December 31, 2019. Should Genzum fail to achieve regulatory approval on a product-by-product basis on or before December 31, 2021, we are entitled to receive $4 million of the original upfront payment.

In addition to the new collaboration agreement with Genzum for three medicines in development, we have collaboration arrangements with two Japanese pharmaceutical companies that are associated with Lipitor, Celebrex and Lyrica.

The following table provides the amounts and classification of payments (income/(expense)) between us and our collaboration partners:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Revenues(a)	$360	$302	$318

Cost of sales(b)	(299)	(262)	(265)
Selling, informational and administrative expenses(c)	3	3	3
Research and development expenses(d)	(5)	—	—
Other income/(deductions)—net	—	—	1

(a)	Represents sales to our partners of products manufactured by us.
(b)

Primarily relates to amounts paid to collaboration partners for their share of net sales or profits earned in collaboration arrangements where we are the principal in the transaction, and cost of sales associated with inventory purchased from our partners.

(c)	Represents net reimbursements from our partners for selling, informational and administrative expenses incurred.
(d)	Represents payment to our partner in 2019 related to our collaboration agreement with Genzum, as described above.

Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives

The combined statements of income include costs associated with Pfizer’s cost-reduction/productivity initiatives. The expenses include direct costs and charges as well as an allocation of indirect costs and charges that have been deemed attributable to Upjohn. The combined balance sheets reflect the accrued restructuring charges directly attributable to the Upjohn operations. In connection with our cost-reduction/productivity initiatives, we typically incur costs and charges associated with site closings and other facility rationalization actions, workforce reductions and the expansion of shared services, including the development of global systems. All operating functions may be impacted by these actions, including sales and marketing, manufacturing and research and development, as well as groups such as worldwide technology, shared services and corporate operations. From 2017 through December 31, 2019, we incurred direct costs of $43 million related to Pfizer’s global cost-reduction/productivity initiatives across the enterprise, which in large part relate to employee termination costs.

2017-2019 Initiatives and Organizing for Growth

During 2018, Pfizer reviewed its business operations and determined that, at the start of its 2019 fiscal year, Pfizer would begin operating under a new commercial structure, which reorganized Pfizer operations into three businesses – Biopharma, a science-based innovative medicines business; Upjohn; and, through July 31, 2019, a Consumer Healthcare business. As part of a Pfizer reorganization beginning in 2019, Upjohn was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing and other commercial activities, research, development, medical, regulatory and limited

NOTES TO COMBINED FINANCIAL STATEMENTS

enabling functions, which better enables us to optimize our growth potential. Beginning in the fourth quarter of 2018, Pfizer reviewed previously planned initiatives and new initiatives to form one cohesive plan. Initiatives for the combined program include activities related to the optimization of the Pfizer manufacturing plant network, the centralization of Pfizer corporate and platform functions, and the simplification and optimization of the operating business structure and functions that support them.

In 2019, we incurred direct restructuring and implementation charges of $140 million. In 2020, we expect to incur approximately $16 million of direct restructuring charges primarily related to employee termination costs to complete restructuring activities associated with the 2017-2019 cost-reduction initiatives. The 2020 restructuring charges are expected to be mostly cash charges and related to the Greater China segment ($14 million) and the Developed Markets segment ($2 million).

Current-Period Key Activities

The components of costs incurred in connection with the Pfizer cost-reduction/productivity initiatives described above follow:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Restructuring Charges/(Credits):
Total Restructuring charges/(credits)—direct(a)
Employee termination costs/(credits)	$131	$(16)	$(81)
Asset impairment charges	11	—	—
Exit costs	1	—	—

Total restructuring charges/(credits)—direct	143	(16)	(81)

Restructuring charges/(credits)—allocated:(a)
Employee termination costs/(credits)	8	52	(5)
Asset impairment charges	6	2	5
Exit costs	3	2	1

Total restructuring charges/(credits)—allocated	16	56	1

Total restructuring charges/(credits)	159	39	(80)

Other Costs/(Credits) Associated with Cost-Reduction/Productivity Initiatives:
Additional depreciation associated with asset restructuring—allocated(b)	1	13	17
Implementation costs/(credits)—direct(c)	(2)	1	—
Implementation costs—allocated(c)	28	35	41

Total costs associated with cost-reduction/productivity initiatives	$185	$89	$(21)

(a)

In 2019, restructuring charges were primarily related to employee termination costs associated with cost-reduction and productivity initiatives. Direct asset impairment charges in 2019 were associated with a plant network initiative at Upjohn’s Little Island, Ireland manufacturing site. In 2018 and 2017, restructuring credits were primarily related to the reversal of previously recorded accruals for employee termination costs resulting from revisions of our severance benefit estimates. Employee termination costs are generally recorded when the actions are probable and estimable and include accrued severance benefits, pension and postretirement benefits, many of which may be paid out during periods after termination. In 2019, direct restructuring charges are related to the Developed Markets segment ($67 million), the Greater China segment ($59 million), the Emerging Markets segment ($4 million) and Other ($13 million). In 2018 and 2017, direct restructuring credits are all associated with the Developed Markets segment.

(b)

Additional depreciation associated with asset restructuring represents the impact of changes in the estimated lives of assets involved in restructuring actions. In all years, the additional depreciation is primarily included in Cost of sales.

(c)

Implementation costs represent external, incremental costs directly related to implementing cost-reduction/productivity initiatives, and primarily include expenditures related to system and process standardization and the expansion of shared services. Direct implementation credits in 2019 are included in Cost of sales ($3 million income), Selling, informational and administrative expenses ($0.4 million) and Research and development expenses ($0.1 million). Direct implementation costs in 2018 are included in Selling, informational and administrative expenses. In 2019, allocated implementation costs are included in Cost of sales ($14 million), Selling, informational and administrative expenses ($11 million) and Research and development expenses ($2 million). In 2018, allocated implementation costs are included in Cost of sales ($19 million), Selling, informational and administrative expenses ($15 million) and Research and development expenses ($0.5 million). In 2017, allocated implementation costs are included in Cost of sales ($25 million), Selling, informational and administrative expenses ($16 million) and Research and development expenses ($0.6 million).

NOTES TO COMBINED FINANCIAL STATEMENTS

The components and activity of our direct restructuring charges identified with Upjohn follow:

(millions of dollars)	Employee Termination Costs	Asset Impairments	Exit Costs	Accrual
Balance, January 1, 2018	$144	$—	$—	$144
Credit	(16)	—	—	(16)
Utilization and other(a)	(9)	—	—	(9)

Balance, December 31, 2018(b)	118	—	—	118
Provision	131	11	1	143
Utilization and other(a)	(47)	(11)	—	(59)

Balance, December 31, 2019(c)	$202	$—	$1	$202

(a)	Includes adjustments for foreign currency translation.
(b)	Included in Other current liabilities ($40 million) and Other noncurrent liabilities ($79 million).
(c)	Included in Other current liabilities ($153 million) and Other noncurrent liabilities ($49 million).

Note 6. Other (Income)/Deductions—Net

The following table provides components of Other (income)/deductions—net:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Certain legal matters, net(a)	$262	$73	$128
Royalty-related income(b)	(2)	(9)	(3)
Net (gains)/losses on asset disposals(c)	—	(14)	—
Net periodic benefit costs/(credits) other than service costs(d)	(51)	(36)	4
Other, net(e)	(47)	7	(5)

Other (income)/deductions—net—direct	162	21	125

Net interest expense—allocated(f)	288	252	259
Other, net—allocated(g)	(88)	27	(96)

Other (income)/deductions—net—allocated	200	279	163

Other (income)/deductions—net	$362	$300	$288

(a)

In 2019 and 2018, primarily includes legal reserves for certain pending matters, partially offset by the reversal of legal accruals where a loss was no longer deemed probable. In 2017, primarily includes a charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018. For additional information, see Note 17A.

(b)	Royalty-related income decreased in 2019 as compared to 2018 primarily due to the discontinuance in 2018 of a royalty arrangement for sildenafil citrate and venlafaxine hydrochloride in the U.S.
(c)	In 2018, primarily relates to a realized gain on the divestiture of certain products.
(d)

Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. In 2019, includes, among other things, a curtailment gain within our postretirement plan in Puerto Rico related to the elimination of coverage for certain non-Upjohn plan participants. Effective December 31, 2017, the Puerto Rico pension plans were frozen to future benefit accruals. In 2018, this resulted in the recognition of lower net periodic benefit costs due to the extension of the amortization period for the actuarial losses. For additional information, see Note 15.

(e)

In 2019, includes, among other items, $24 million of rental income associated with related party leasing arrangements in Singapore entered into with Pfizer on May 27, 2019. For additional information, see Note 19.

(f)

Reflects an allocation of interest expense associated with the Pfizer corporate debt and an allocation of interest income associated with the Pfizer corporate investments. Allocated capitalized interest expense totaled $19 million in each of 2019, 2018 and 2017.

(g)

Represents allocation of miscellaneous other income and deductions. In 2019, among other things, includes an allocation of a gain associated with the disposal of a shared facility with Pfizer of $10 million, as well as an allocation of income from insurance recoveries of $31 million related to Hurricane Maria. Additionally, 2019 reflects a higher allocation of net gains associated with Pfizer’s investments and net currency exchange gains, as well as a lower allocation of net losses associated with Pfizer’s hedging activities, as compared to 2018. In 2018, among other things, includes an allocation of a gain associated with a manufacturing facility shared with Pfizer of $14 million. In 2017, among other things, includes an allocation of benefits relating to certain initiatives in international jurisdictions of $84 million.

Pfizer incurred a net loss of approximately $138 million in 2019 and $999 million in 2017 due to the early retirements of corporate debt, inclusive of the related termination of cross currency swaps. The combined statements of income for those years do not include an allocation of the net losses incurred by Pfizer on the early retirements of corporate debt. Pfizer does not routinely allocate these costs to any of its business units.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 7. Tax Matters

A. Taxes on Income

During the periods presented in the combined financial statements, Upjohn did not generally file separate tax returns, as Upjohn was generally included in the tax grouping of other Pfizer entities within the respective entity’s tax jurisdiction. The income tax provision/(benefit) included in these combined financial statements has been calculated using the separate return basis, as if Upjohn filed a separate tax return.

The components of Income before provision/(benefit) for taxes on income follow:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
United States	$582	$1,307	$575
International	4,749	5,749	7,260

Income before provision/(benefit) for taxes on income(a), (b)	$5,331	$7,056	$7,835

(a)

2019 vs. 2018—The decrease in the domestic income was primarily due to reduced Lyrica revenues in the U.S., increased costs related to certain legal matters (see Note 6) and an increase in restructuring charges. The decrease in the international income was primarily related to reduced international revenues and an increase in restructuring charges.

(b)

2018 vs. 2017—The increase in the domestic income was primarily due to lower interest expense paid to certain foreign subsidiaries, partially offset by lower Viagra revenue. The decrease in the international income was primarily related to lower interest income received primarily from intercompany borrowings from Pfizer and the non-recurrence of benefits relating to certain initiatives in international jurisdictions (see Note 6).

The components of Provision/(benefit) for taxes on income based on the location of the taxing authorities, follow:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
United States:
Current income taxes:
Federal	$(100)	$222	$874
State and local	4	15	25
Deferred income taxes:
Federal	30	53	822
State and local	9	—	(6)

Total U.S. tax provision/(benefit)	(57)	290	1,715

TCJA:
Current income taxes	(39)	(49)	3,729
Deferred income taxes	(28)	1	(8,717)

Total TCJA tax benefit	(67)	(49)	(4,988)

International:
Current income taxes	608	690	882
Deferred income taxes	(75)	(6)	24

Total international tax provision	533	684	906

Provision/(benefit) for taxes on income	$409	$925	$(2,366)

In the fourth quarter of 2017, we recorded an estimate of certain tax effects of the TCJA, including (i) the impact on deferred tax assets and liabilities from the reduction in the U.S. Federal corporate tax rate from 35% to 21%, (ii) the impact of state income tax considerations, (iii) the $4.3 billion repatriation tax liability on accumulated post-1986 foreign earnings for which we elected, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 and (iv) deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, we had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, in the fourth quarter of 2017, we reversed an estimate of the deferred taxes that is no longer expected to be needed due to the change to the territorial tax system.

In 2018, we finalized our provisional accounting for the tax effects of the TCJA, based on our best estimates of available information and data, and have reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the U.S. Securities and Exchange Commission (SEC), and recorded a favorable adjustment of approximately $26 million to Provision/(benefit) for taxes on income. We believe that there may be additional interpretations, clarifications and guidance from the U.S. Department of Treasury. Any change to our calculations resulting from such additional interpretations, clarifications and guidance will be reflected in the period of issuance. In addition, our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards.

NOTES TO COMBINED FINANCIAL STATEMENTS

With respect to the aforementioned repatriation tax liability, our estimate is still approximately $4.3 billion, which is reported in current Income taxes payable (approximately $320 million) and the remaining liability is reported in noncurrent Other taxes payable in our combined balance sheet as of December 31, 2019. The first installment of $320 million was paid in April 2019.

The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The Financial Accounting Standards Board (FASB) Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that we are permitted to make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. We have elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. In 2017, we provided a provisional deferred tax liability of approximately $90 million based on the evaluation of certain temporary differences inside each of our foreign subsidiaries that are expected to reverse as global intangible low-taxed income. In 2018, this estimate was finalized and we have provided for an increase in the deferred tax liability of approximately $22 million, resulting in a deferred tax liability of approximately $112 million.

In 2019, the Provision/(benefit) for taxes on income was impacted by the following:

•

tax benefits of approximately $335 million, representing tax and interest resulting from the resolution of certain tax positions pertaining to prior years primarily resulting from a favorable settlement with the Internal Revenue Service (IRS) (see Note 7D below), and the expiration of certain statutes of limitations; and

•	tax benefits of approximately $67 million as a result of additional guidance issued by the U.S. Department of Treasury related to the enactment of the TCJA.

In 2018, the Provision/(benefit) for taxes on income was impacted by the following:

•	estimated U.S. net tax benefits of $49 million associated with the enactment of the TCJA (see discussion above), primarily reflecting:

•	approximately $22 million of tax benefits associated primarily with certain current year tax initiatives;

•

approximately $26 million of tax benefits associated with adjustments to our provisional accounting for the tax effects of the TCJA, reported and disclosed within the applicable measurement period, in accordance with guidance issued by the SEC, primarily consisting of:

•	$48 million of tax benefits related to the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries; and

•	$22 million of tax expense related to future taxes on global intangible low-taxed income; and

•

tax benefits of approximately $29 million representing tax and interest resulting from the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

In 2017, the Provision/(benefit) for taxes on income was impacted by the following:

•	estimated U.S. net tax benefits of $5.0 billion associated with the enactment of the TCJA (see discussion above), primarily reflecting:

•	$9.0 billion tax benefit related to remeasurement of U.S. deferred tax liabilities on unremitted earnings of foreign subsidiaries (see Note 7D);

•	$222 million tax expense associated with the remeasurement of other U.S. deferred tax assets, primarily associated with prepaid and deferred items (see Note 7D);

•	$3.7 billion tax expense related to the repatriation tax on deemed repatriated accumulated pre-2017 post-1986 earnings of foreign subsidiaries;

•	$90 million tax expense related to future taxes on global intangible low-taxed income (see Note 7D); and

•	approximately $24 million tax benefit primarily associated with certain tax initiatives;

•	U.S. tax expense of approximately $367 million related to the repatriation tax on deemed repatriated current year earnings of foreign subsidiaries;

•

tax benefits of approximately $16 million representing tax and interest resulting from the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations; and

•	the non-deductibility of a $92 million fee payable to the federal government as a result of the U.S. Healthcare Legislation.

NOTES TO COMBINED FINANCIAL STATEMENTS

B. Tax Rate Reconciliation

The reconciliation of the U.S. statutory income tax rate to our effective tax rate for income/(loss) follows:

	Year Ended December 31,
	2019	2018	2017
U.S. statutory income tax rate	21.0%	21.0%	35.0%
TCJA impact(a)	(1.3)	(0.7)	(63.7)
Taxation of non-U.S. operations(b), (c)	(5.5)	(7.0)	(1.9)
Tax settlements and resolution of certain tax positions(d)	(6.3)	(0.4)	(0.2)
U.S. Healthcare Legislation(d), (e)	—	—	0.4
Certain legal settlements and charges	(0.1)	0.1	—
All other––net(f)	(0.3)	0.2	0.1

Effective tax rate for income/(loss)	7.7%	13.1%	(30.2)%

(a)	For a discussion about enactment of the TCJA, see Note 7A.
(b)

For taxation of non-U.S. operations, this rate impact reflects the income tax rates and relative earnings in the locations where we do business outside the U.S., together with the cost of repatriation decisions, which, for 2017, includes the repatriation tax on deemed repatriated 2017 earnings of foreign subsidiaries discussed in Note 7A, changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions,” as well as changes in valuation allowances. Specifically: (i) the jurisdictional location of earnings is a significant component of our effective tax rate each year, and the rate impact of this component is influenced by the specific location of non-U.S. earnings and the level of such earnings as compared to our total earnings; (ii) the cost of repatriation decisions, and other U.S. tax implications of our foreign operations, is a significant component of our effective tax rate each year and generally offsets some of the reduction to our effective tax rate each year resulting from the jurisdictional location of earnings; and (iii) the impact of changes in uncertain tax positions not included in the reconciling item called “Tax settlements and resolution of certain tax positions” is a component of our effective tax rate each year that can result in either an increase or decrease to our effective tax rate. The jurisdictional mix of earnings, which includes the impact of the location of earnings as well as repatriation costs, can vary as a result of the repatriation decisions, as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as restructuring charges and initiatives, asset impairments and gains and losses on strategic business decisions. See Note 7A for the components of pre-tax income and Provision/(benefit) for taxes on income, which are based on the location of the taxing authorities, and for information about settlements and other items impacting Provision/(benefit) for taxes on income.

(c)

In all periods presented, the reduction in our effective tax rate resulting from the jurisdictional location of earnings is largely due to lower tax rates in certain jurisdictions, as well as manufacturing and other incentives associated with our subsidiaries in Puerto Rico and Singapore. We benefit from a Puerto Rican incentive grant that expires in 2029. Under the grant, we are partially exempt from income, property and municipal taxes. In Singapore, we benefit from incentive tax rates effective through mid-2030 on income from manufacturing and other operations.

(d)	For a discussion about tax settlements and resolution of certain tax positions and the impact of U.S. Healthcare Legislation, see Note 7A.
(e)

In 2019, there is a negligible unfavorable rate impact. The lack of rate impact in 2018 is a result of the updated 2017 invoice received from the federal government, which reflected a lower expense than what was previously estimated for invoiced periods, as well as certain tax initiatives.

(f)

All other–net includes tax costs incurred in the normal course of business and tax benefits associated with certain tax initiatives in the normal course of business, including tax benefits associated with the U.S. research and development tax credit and manufacturing initiatives.

C. Deferred Taxes

Deferred taxes arise as a result of basis differentials between financial statement accounting and tax amounts.

The components of our deferred tax assets and liabilities, shown before jurisdictional netting, follow:

	2019 Deferred Tax*		2018 Deferred Tax*
(millions of dollars)	Assets	(Liabilities)	Assets	(Liabilities)
Prepaid/deferred items	$346	$—	$405	$—
Inventories	106	(3)	79	(2)
Intangible assets(a)	24	(318)	10	(352)
Property, plant and equipment	3	(22)	—	(40)
Employee benefits	145	(48)	133	(39)
Restructuring and other charges	18	—	25	—
Legal and product liability reserves	87	—	60	—
Net operating loss/tax credit carryforwards(b), (c)	153	—	146	—
Unremitted earnings	—	(36)	—	(42)
State and local tax adjustments	17	—	25	—
All other	14	(1)	6	(5)

	913	(429)	889	(480)
Valuation allowances	(124)	—	(135)	—

Total deferred taxes	$789	$(429)	$755	$(480)

Net deferred tax asset(d)	$360		$274

NOTES TO COMBINED FINANCIAL STATEMENTS

*	For 2019 and 2018, the deferred tax assets and liabilities associated with global intangible low-taxed income are included in the relevant categories above. See Note 7A.
(a)	The decrease in 2019 is primarily a result of amortization of intangible assets.
(b)	The increase in 2019 is primarily a result of losses generated in certain foreign jurisdictions.
(c)

The amounts in 2019 and 2018 are reduced for unrecognized tax benefits of $21 million and $16 million, respectively, where we have net operating loss carryforwards, similar tax losses, and/or tax credit carryforwards that are available, under the tax law of the applicable jurisdiction, to settle any additional income taxes that would result from the disallowance of a tax position.

(d)

In 2019, included in Noncurrent deferred tax assets and other noncurrent tax assets of $398 million and Noncurrent deferred tax liabilities of $38 million. In 2018, included in Noncurrent deferred tax assets and other noncurrent tax assets of $331 million and Noncurrent deferred tax liabilities of $56 million.

We have carryforwards, primarily related to net operating losses, which are available to reduce future international income taxes payable with either an indefinite life or expiring at various times from 2020-2034.

Valuation allowances are provided when we believe that our deferred tax assets are not recoverable based on an assessment of estimated future taxable income that incorporates ongoing, prudent and feasible tax planning strategies, that would be implemented, if necessary, to realize the deferred tax assets.

As of December 31, 2019, we have not made a U.S. tax provision on approximately $8 billion of unremitted earnings of our international subsidiaries. As these earnings are intended to be indefinitely reinvested overseas, the determination of a hypothetical unrecognized deferred tax liability as of December 31, 2019 is not practicable.

D. Tax Contingencies

We are subject to income tax in many jurisdictions, and a certain degree of estimation is required in recording the assets and liabilities related to income taxes. All our tax positions are subject to audit by the local taxing authorities in each tax jurisdiction. These tax audits can involve complex issues, interpretations and judgments and the resolution of matters may span multiple years, particularly if subject to negotiation or litigation. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution.

For a description of our accounting policies associated with accounting for income tax contingencies, see Note 3N. For a description of the risks associated with estimates and assumptions, see Note 3B.

Uncertain Tax Positions

As tax law is complex and often subject to varied interpretations, it is uncertain whether some of our tax positions will be sustained upon audit. As of December 31, 2019, we had approximately $908 million in net unrecognized tax benefits, excluding associated interest and, as of December 31, 2018, we had approximately $1.1 billion in net unrecognized tax benefits, excluding associated interest.

•

Tax assets associated with uncertain tax positions primarily represent our estimate of the potential tax benefits in one tax jurisdiction that could result from the payment of income taxes in another tax jurisdiction. These potential benefits generally result from cooperative efforts among taxing authorities, as required by tax treaties to minimize double taxation, commonly referred to as the competent authority process. The recoverability of these assets, which we believe to be more likely than not, is dependent upon the actual payment of taxes in one tax jurisdiction and, in some cases, the successful petition for recovery in another tax jurisdiction. As of December 31, 2019, we had approximately $242 million in assets associated with uncertain tax positions and as of December 31, 2018, we had approximately $237 million in assets associated with uncertain tax positions. These amounts were included in Noncurrent deferred tax assets and other noncurrent tax assets.

•

Tax liabilities associated with uncertain tax positions represent unrecognized tax benefits, which arise when the estimated benefit recorded in our financial statements differs from the amounts taken or expected to be taken in a tax return because of the uncertainties described above. These unrecognized tax benefits relate primarily to issues common among multinational corporations. Substantially all of these unrecognized tax benefits, if recognized, would impact our effective income tax rate.

NOTES TO COMBINED FINANCIAL STATEMENTS

The reconciliation of the beginning and ending amounts of gross unrecognized tax benefits follows:

(millions of dollars)	2019	2018	2017
Balance, beginning	$(1,305)	$(1,372)	$(1,193)
Increases based on tax positions taken during a prior period(a)	(9)	(13)	(5)
Decreases based on tax positions taken during a prior period(a), (b)	210	107	3
Decreases based on settlements for a prior period(c)	4	11	7
Increases based on tax positions taken during the current period(a)	(80)	(71)	(180)
Impact of foreign exchange	3	11	(21)
Other, net(a), (d)	27	21	17

Balance, ending(e)	$(1,150)	$(1,305)	$(1,372)

(a)	Primarily included in Provision/(benefit) for taxes on income.
(b)	Primarily related to effectively settling certain issues with the U.S. and foreign tax authorities. See Note 7A.
(c)	Primarily related to cash payments and reductions of tax attributes.
(d)	Primarily related to decreases as a result of a lapse of applicable statutes of limitations.
(e)

In 2019, these amounts were included in Income taxes payable ($20 million) and Other taxes payable ($1.1 billion). In 2018, these amounts were included in Income taxes payable ($1.9 million) and Other taxes payable ($1.3 billion).

•

Interest related to our unrecognized tax benefits is recorded in accordance with the laws of each jurisdiction and is recorded primarily in Provision/(benefit) for taxes on income in our combined statements of income. In 2019, we recorded a net decrease in interest of $109 million, resulting primarily from a settlement with the IRS; in 2018, we recorded a net increase in interest of $32 million; and in 2017, we recorded a net increase in interest of $47 million. Gross accrued interest totaled $111 million as of December 31, 2019 (reflecting a decrease of approximately $1 million as a result of cash payments). Gross accrued interest totaled $221 million as of December 31, 2018 (reflecting a decrease of approximately $2 million as a result of cash payments). In 2019, this amount was included in Income taxes payable ($4 million) and Other taxes payable ($107 million). In 2018, this amount was included in Income taxes payable ($1 million) and Other taxes payable ($220 million). Accrued penalties are not significant. See Note 7A.

Status of Tax Audits and Potential Impact on Accruals for Uncertain Tax Positions

The U.S. is one of our major tax jurisdictions, and we are regularly audited by the IRS:

•

In 2019, Pfizer reached a settlement of disputed issues at the IRS Office of Appeals, thereby settling all issues related to tax returns of Pfizer for the years 2009-2010. As a result of settling these years, in 2019, we recorded a tax benefit of approximately $290 million, representing tax and interest.

•	Tax years 2011-2015 are currently under audit. Tax years 2016-2019 are open, but not under audit. All other tax years are closed.

In addition to the open audit years in the U.S., we have open audit years in other major tax jurisdictions, such as Asia (2009-2019, primarily reflecting Japan, China and Singapore), Canada (2013-2019), Europe (2011-2019, primarily reflecting Ireland, the United Kingdom, France, Italy, Spain and Germany), Latin America (1998-2019, primarily reflecting Brazil) and Puerto Rico (2015-2019).

Any settlements or statutes of limitations expirations could result in a significant decrease in our uncertain tax positions. We estimate that it is reasonably possible that within the next 12 months, our gross unrecognized tax benefits, exclusive of interest, could decrease by as much as $29 million, as a result of settlements with taxing authorities or the expiration of the statutes of limitations. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but our estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect our financial statements in the period of settlement or when the statutes of limitations expire, as we treat these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to our uncertain tax positions, and such changes could be significant.

NOTES TO COMBINED FINANCIAL STATEMENTS

E. Tax Provision/(Benefit) on Other Comprehensive Income/(Loss)

The following table provides the components of the Tax provision/(benefit) on other comprehensive income/(loss):

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Benefit plans: actuarial gains/(losses), net	$4	$(13)	$21
Reclassification adjustments related to amortization	2	3	5
Reclassification adjustments related to curtailments and settlements	—	—	—
Other	(5)	1	3

	2	(9)	29

Benefit plans: prior service (costs)/credits and other, net	—	—	—
Reclassification adjustments related to amortization	(2)	(2)	(2)
Reclassification adjustments related to curtailments, net	—	—	—
Other	—	—	(1)

	(2)	(2)	(2)

Tax provision/(benefit) on other comprehensive income/(loss)	$—	$(11)	$27

Note 8. Accumulated Other Comprehensive Income/(Loss)

The following table provides the changes, net of tax, in Accumulated other comprehensive loss:

	Net Unrealized Gains/(Losses)	Benefit Plans
(millions of dollars)	Currency Translation Adjustment	Actuarial Gains/(Losses)	Prior Service (Costs)/Credits and Other	Accumulated Other Comprehensive Income/(Loss)
Balance, January 1, 2017	$(378)	$(528)	$151	$(755)
Other comprehensive income/(loss)(a)	213	95	(23)	286

Balance, December 31, 2017	(165)	(433)	128	(470)
Other comprehensive income/(loss)(a)	(165)	3	(29)	(191)

Balance, December 31, 2018	(330)	(429)	99	(660)
Other comprehensive income/(loss)(a)	(12)	5	(40)	(47)

Balance, December 31, 2019	$(341)	$(424)	$59	$(707)

(a)	Amounts do not include foreign currency translation adjustments attributable to noncontrolling interests of $1.9 million loss in 2019, $1.4 million loss in 2018 and $0.9 million income in 2017.

As of December 31, 2019, we estimate that we will reclassify into 2020 income a pre-tax amount currently held in Accumulated other comprehensive loss of $15 million consisting of actuarial losses related to benefit plan obligations and plan assets and other benefit plan items, and $18 million of prior service credits, primarily related to benefit plan amendments—see Note 15.

Note 9. Financial Instruments

The combined balance sheets include the financial assets and liabilities that are directly attributable to Upjohn—see Note 2.

Financial Assets and Liabilities

As of December 31, 2019 and December 31, 2018, financial assets and liabilities consist primarily of cash and cash equivalents (as of December 31, 2019 only), accounts receivable and accounts payable.

The recorded amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 10. Inventories

The combined balance sheets include all of the inventory directly attributable to Upjohn.

The following table provides the components of Inventories:

	As of December 31,
(millions of dollars)	2019	2018
Finished goods	$441	$301
Work-in-process	593	870
Raw materials and supplies	121	65

Inventories	$1,155	$1,235

Noncurrent inventories not included above(a)	$76	$55

(a)	Included in Other noncurrent assets—see Note 13B. There are no recoverability issues associated with these amounts.

Note 11. Property, Plant and Equipment

The combined balance sheets include the property, plant and equipment specifically identifiable with Upjohn. The combined statements of income include all the depreciation charges deemed attributable to the Upjohn operations.

The following table provides the components of Property, plant and equipment:

		As of December 31,
(millions of dollars)	Useful Lives (Years)	2019	2018
Assets held and used:
Land	—	$21	$21
Buildings	33-50	659	850
Machinery and equipment	8-20	1,222	1,586
Furniture, fixtures and other	3-12 1/2	71	69
Construction-in-progress	—	152	153

		2,127	2,679
Less: Accumulated depreciation		(1,436)	(1,726)

Property, plant and equipment held and used(a)		691	952

Assets held for lease:
Buildings	33-50	227	—
Machinery and equipment	8-20	409	—
Furniture, fixtures and other	3-12 1/2	14	—
Construction-in-progress	—	18	—

		668	—
Less: Accumulated depreciation		(360)	—

Property, plant and equipment held for lease(a)		308	—

Property, plant and equipment, less accumulated depreciation(b)		$999	$952

(a)

A lease agreement between Pfizer and Upjohn was executed as of May 27, 2019, regarding the Tuas, Singapore manufacturing plant assets. These assets were included in Assets held and used in 2018. No assets were held for lease as of December 31, 2018. For additional information, see Note 19.

(b)

The increase in total Property, plant and equipment, less accumulated depreciation at December 31, 2019 is primarily due to capital additions substantially driven by building projects at our manufacturing site in Dalian, China as well as machinery and equipment additions at our manufacturing sites in Dalian, China and Little Island, Ireland, partially offset by depreciation and the impact of foreign exchange.

Note 12. Identifiable Intangible Assets and Goodwill

The combined balance sheets include all of the goodwill and identifiable intangible assets directly attributable to Upjohn. The combined statements of income include all of the amortization expense associated with finite-lived identifiable intangible assets.

NOTES TO COMBINED FINANCIAL STATEMENTS

A. Identifiable Intangible Assets

Balance Sheet Information

The following table provides the components of Identifiable intangible assets:

	December 31, 2019
(millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets:
Developed technology rights	$16,282	$(16,014)	$268
Licensing agreements and other	79	(79)	—
Trademarks	6	(3)	3

Total finite-lived intangible assets	16,367	(16,096)	270
Indefinite-lived intangible assets-Brands	1,164	—	1,164

Identifiable intangible assets(a)	$17,530	$(16,096)	$1,434

(a)	The decrease in Identifiable intangible assets, less accumulated amortization from December 31, 2018 is primarily due to amortization as well as the impact of foreign exchange.

The following table provides the components of Identifiable intangible assets:

	December 31, 2018
(millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Identifiable Intangible Assets, less Accumulated Amortization
Finite-lived intangible assets
Developed technology rights	$16,359	$(15,943)	$416
Licensing agreements and other	79	(79)	—
Trademarks	6	(3)	3

Total finite-lived intangible assets	16,444	(16,025)	419
Indefinite-lived intangible assets-Brands	1,164	—	1,164

Identifiable intangible assets	$17,608	$(16,025)	$1,583

Brands

Brands represent the cost associated with tradenames and know-how, as the products themselves do not receive patent protection. Xanax is the only indefinite-lived brand in our business.

Developed Technology Rights

Developed technology rights represent the amortized cost associated with developed technology, which has been acquired from third parties and which can include the right to develop, use, market, sell and/or offer for sale the product, compounds and intellectual property that we have acquired with respect to products, compounds and/or processes that have been completed. The developed technology rights are primarily associated with Effexor and Celebrex.

Trademarks

Trademarks represent the amortized cost associated with legal trademarks. The finite-lived trademarks are substantially all related to Lipitor.

Amortization

The weighted-average remaining life for our total finite-lived intangible assets is approximately 2 years. The weighted-average remaining life for the largest components of finite-lived intangible assets is approximately 2 years for developed technology rights.

Total amortization expense for finite-lived intangible assets was $148 million in 2019, $157 million in 2018 and $167 million in 2017.

NOTES TO COMBINED FINANCIAL STATEMENTS

The annual amortization expense expected for the years 2020 through 2024 is as follows:

(millions of dollars)	2020	2021	2022	2023	2024
Amortization expense	$145	$122	$1	$1	$1

B. Goodwill

The following table provides the components of and changes in the carrying amount of Goodwill:

(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Balance, January 1, 2018	$5,978	$1,950	$904	$8,832
Other(a)	(57)	(5)	(35)	(97)

Balance, December 31, 2018	5,921	1,945	869	8,735
Other(a)	(39)	(1)	14	(26)

Balance, December 31, 2019	$5,883	$1,944	$883	$8,709

(a)	Reflects the impact of foreign exchange.

Note 13. Other Current and Noncurrent Assets

A. Other Current Assets

The following table provides the components of Other current assets:

	As of December 31,
(millions of dollars)	2019	2018
VAT receivables	$148	$126
Prepaid expenses	53	86
Other accounts receivable	49	36
Related party receivable(a)	4	—
Other	8	9

Other current assets	$261	$256

(a)	See Note 19.

B. Other Noncurrent Assets

The following table provides the components of Other noncurrent assets:

	As of December 31,
(millions of dollars)	2019	2018
Pension plan assets, net(a)	$165	$139
Noncurrent inventory(b)	76	55
Spare parts inventory	55	52
Deferred charges	32	14
ROU assets(c)	24	—
Deposits and advances	20	19
VAT receivables	10	18
Other	18	15

Other noncurrent assets	$399	$312

(a)	See Note 15.
(b)	See Note 10.
(c)	See Note 3S.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 14. Other Current and Noncurrent Liabilities

A. Other Current Liabilities

The following table provides the components of Other current liabilities:

	As of December 31,
(millions of dollars)	2019	2018
Rebate accruals(a)	$737	$1,309
Legal contingencies(b)	431	204
Accrued sales returns(a)	200	130
Restructuring accruals(c)	153	40
VAT payable	82	96
Co-marketing expense accruals	73	68
Inventory related accruals	57	67
Service accruals	53	50
U.S. Healthcare fee accruals	48	77
Profit share liabilities	28	31
Utility accruals	25	20
Trade discount accruals	21	36
Property and other tax accruals	16	24
Research and development accruals	14	16
Royalty accruals(a)	13	107
Advertising and promotional accruals	13	23
Lease liabilities(d)	8	—
Deferred revenue	7	6
Chargeback accruals	3	6
Asset retirement obligations	3	3
Other	139	145

Other current liabilities	$2,125	$2,460

(a)

The decrease in rebate accruals and royalty accruals and the increase in accrued sales returns reflect the loss of exclusivity of Lyrica in the United States, with multi-source generic competition beginning in July 2019.

(b)	See Note 17A.
(c)	See Note 5.
(d)	See Note 3S.

B. Other Noncurrent Liabilities

The following table provides the components of Other noncurrent liabilities:

	As of December 31,
(millions of dollars)	2019	2018
Accrued sales returns(a)	$217	$159
Legal contingencies(b)	72	83
Restructuring accruals(c)	49	79
Asset retirement obligations	47	46
Lease liabilities(d)	17	—
Insurance reserves	7	18
Related party payable(e)	1	—
Other	16	22

Other noncurrent liabilities	$426	$407

(a)	The increase in accrued sales returns reflects the loss of exclusivity of Lyrica in the United States, with multi-source generic competition beginning in July 2019.
(b)	See Note 17A.
(c)	See Note 5.
(d)	See Note 3S.
(e)	See Note 19.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The combined statements of income include benefit plan expenses attributable to Upjohn, including expenses associated with defined benefit and defined contribution plans, as well as other postretirement plans, consisting primarily of retiree medical benefits. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Upjohn operations.

The combined statements of income include the net periodic pension and postretirement costs associated with plans sponsored by Upjohn (service cost component is for the Upjohn participants only). Net periodic pension and postretirement costs other than service costs are recognized, as required, in Other (income)/deductions—net. Net periodic pension and postretirement service costs for the Upjohn participants only are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate.

The combined balance sheets include the pension and postretirement benefit plan assets and liabilities of only those plans or arrangements sponsored by Upjohn. As of December 31, 2019, Upjohn is the sponsor of 18 pension plans, primarily in Puerto Rico, Japan, Korea, Taiwan, United Arab Emirates, Italy, the Philippines, Greece, Thailand, China, Germany, France and Kuwait, among other countries. As of December 31, 2018, Upjohn was the sponsor of four pension plans: two in Puerto Rico, one in Japan and one in China. In 2019, the two pension plans in Puerto Rico were merged, resulting in one Upjohn sponsored pension plan in Puerto Rico as of December 31, 2019. The 15 additional pension plans sponsored by Upjohn in 2019, which represent newly formed Upjohn plans for participants who previously participated in plans sponsored by Pfizer, are unfunded plans, except for the pension plans in Korea, the Philippines and Taiwan, and have aggregate net pension liabilities of approximately $30 million included in Pension benefit obligations, net ($29 million) and Accrued compensation and related items ($1 million) in the combined balance sheet at December 31, 2019. Effective December 31, 2017, the two Puerto Rico pension plans at the time were frozen to future benefit accruals. In 2018, this resulted in the recognition of lower net periodic benefit costs due to the elimination of service cost and extension of the amortization period for the actuarial losses. Upjohn is the sponsor of one postretirement plan in Puerto Rico. Included in certain of the Upjohn sponsored plans are both Upjohn and non-Upjohn Pfizer participants. The combined balance sheets at December 31, 2019 and December 31, 2018 reflect the pension plan assets and pension and postretirement plan obligations associated with the non-Upjohn Pfizer active plan participants and inactive members as follows:

•

The pension benefit obligations associated with non-Upjohn Pfizer active plan participants included in the combined balance sheets are approximately $667 million at December 31, 2019 and approximately $655 million at December 31, 2018. The pension benefit obligations associated with inactive members in the Japan pension plan included in the combined balance sheets are approximately $489 million at December 31, 2019 and approximately $474 million at December 31, 2018. The pension benefit obligations associated with inactive members in the Puerto Rico pension plan included in the combined balance sheets are approximately $654 million at December 31, 2019 and approximately $597 million at December 31, 2018.

•

The pension benefit plan assets associated with non-Upjohn Pfizer active plan participants included in the combined balance sheets are approximately $701 million at December 31, 2019 and approximately $663 million at December 31, 2018. The pension benefit plan assets associated with inactive members in the Japan pension plan included in the combined balance sheets are approximately $560 million at December 31, 2019 and approximately $536 million at December 31, 2018. The pension benefit plan assets associated with inactive members in the Puerto Rico pension plan included in the combined balance sheets are approximately $468 million at December 31, 2019 and approximately $429 million at December 31, 2018.

•

The postretirement benefit obligations associated with non-Upjohn Pfizer active plan participants included in the combined balance sheets are approximately $11 million at December 31, 2019 and approximately $44 million at December 31, 2018. The postretirement benefit obligations associated with inactive members included in the combined balance sheets are approximately $156 million at December 31, 2019 and approximately $201 million at December 31, 2018.

Many of our employees participate in benefit plans sponsored by Pfizer. The combined statements of income include the service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations. The combined balance sheets do not include benefit plan assets and liabilities associated with Upjohn employees participating in plans that are not sponsored by Upjohn. Service costs are recognized, as required, into Cost of sales, Selling, informational and administrative expenses and Research and development expenses, as appropriate. The projected benefit obligation associated with direct Upjohn employees participating in plans sponsored by Pfizer that is not included in the combined balance sheets but may be required by law in certain jurisdictions to transfer upon a separation of Upjohn from Pfizer was approximately $115 million at December 31, 2019. There are approximately $66 million of assets associated with these obligations at December 31, 2019.

NOTES TO COMBINED FINANCIAL STATEMENTS

A. Pension and Postretirement Plans

Pension expense/(income) associated with the U.S. and international locations is included in the combined statements of income as follows:

•

2019—approximately $0.2 million expense, reflecting approximately $8.5 million of net periodic pension income (service cost component is for the Upjohn participants only) associated with plans sponsored by Upjohn and approximately $8.7 million of service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations.

•

2018—approximately $7 million income, reflecting approximately $19 million of net periodic pension income (service cost component is for the Upjohn participants only) associated with plans sponsored by Upjohn and approximately $12 million of service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations.

•

2017—approximately $31 million expense, reflecting approximately $15 million of net periodic pension cost (service cost component is for the Upjohn participants only) associated with plans sponsored by Upjohn and approximately $16 million of service cost associated with direct Upjohn employees participating in plans sponsored by Pfizer as well as an allocation of service cost that has been deemed attributable to Upjohn operations.

Postretirement expense/(income) associated with the U.S. and international locations is included in the combined statements of income as follows:

•

2019—approximately $30 million of net periodic postretirement income (service cost component is for the Upjohn participants only) primarily associated with plans sponsored by Upjohn. Included in net periodic postretirement income for 2019 are curtailment and settlement gains of approximately $25 million related to the elimination of coverage for certain non-Upjohn plan participants.

•	2018—approximately $8 million of net periodic postretirement income (service cost component is for the Upjohn participants only) primarily associated with plans sponsored by Upjohn.

•	2017—approximately $3 million of net periodic postretirement cost (service cost component is for the Upjohn participants only) primarily associated with plans sponsored by Upjohn.

In the tables below, we have provided additional information about the expenses/(income), assets and liabilities of the pension and postretirement plans sponsored by Upjohn.

Net Periodic Benefit Costs and Changes in Other Comprehensive Income/(Loss)––Upjohn Sponsored Plans

The following table provides the annual (credit)/cost and changes in Other comprehensive income/(loss) for the Upjohn sponsored pension and postretirement plans:

	Year Ended December 31,
	Pension Plans			Postretirement Plan
(millions of dollars)	2019	2018	2017	2019	2018	2017
Service cost	$9	$7	$11	$3	$2	$2
Interest cost	43	39	41	10	11	14
Expected return on plan assets	(68)	(80)	(77)	—	—	—
Amortization of:
Actuarial losses	13	16	41	—	1	8
Prior service credits	(4)	(4)	(4)	(18)	(21)	(21)
Curtailments	(1)	—	—	(19)	(1)	—
Settlements	—	3	3	(6)	—	—

Net periodic benefit (credit)/cost reported in Income(a)	(9)	(19)	15	(31)	(8)	2
(Credit)/cost reported in Other comprehensive income/(loss)(b)	43	42	(67)	(8)	(4)	(33)

(Credit)/cost recognized in Comprehensive income	$35	$24	$(52)	$(39)	$(12)	$(30)

(a)

We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than service costs to be presented in Other (income)/deductions––net on the combined statements of income. For additional information, see Note 6.

(b)

In 2019, 2018 and 2017, the changes to Other comprehensive income/(loss) for the international plans were impacted by foreign currency movements. For details of the changes in Other comprehensive income/(loss), see the benefit plan activity in the combined statements of comprehensive income.

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table provides the amounts in Accumulated other comprehensive loss expected to be amortized into 2020 net periodic benefit costs:

(millions of dollars)	Pension Plans	Postretirement Plan
Actuarial gains/(losses)	$(16)	$1
Prior service credits	4	14

Total	$(12)	$15

Actuarial Assumptions—Upjohn Sponsored Plans

The following table provides the weighted-average actuarial assumptions for the Upjohn sponsored benefit plans:

	Pension Plans			Postretirement Plan
(percentages)	2019	2018	2017	2019	2018	2017
Weighted-average assumptions used to determine benefit obligations:
Discount rate	1.8%	2.4%	2.1%	3.2%	4.3%	3.7%
Rate of compensation increase	1.2%	1.1%	2.3%	—%	—%	—%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate—interest on benefit obligations	2.2%	2.0%	2.2%	4.3%	3.7%	4.2%
Discount rate—service cost	0.8%	0.8%	1.6%	4.3%	3.7%	4.2%
Expected return on plan assets	3.8%	4.2%	4.5%	—%	—%	—%
Rate of compensation increase	1.1%	2.3%	2.6%	—%	—%	—%

The assumptions above are used to develop the benefit obligations at fiscal year-end and to develop the net periodic benefit cost for the subsequent fiscal year. Therefore, the assumptions used to determine net periodic benefit cost for each year are established at the end of each previous fiscal year, while the assumptions used to determine benefit obligations are established at each fiscal year-end.

The net periodic benefit cost and the benefit obligations are based on actuarial assumptions that are reviewed on at least an annual basis. We revise these assumptions based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The weighted-average discount rate for our Puerto Rico defined benefit plan is determined annually and evaluated and modified to reflect at year-end the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better that reflect the rates at which the pension benefits could be effectively settled. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA/Aa or better, including, when there is sufficient data, a yield curve approach. These rate determinations are made consistent with local requirements. Overall, the yield curves used to measure the benefit obligations at year-end 2019 resulted in lower discount rates as compared to the prior year.

The following table provides the healthcare cost trend rate assumptions for our Puerto Rico postretirement benefit plan:

(percentages)	2019	2018
Healthcare cost trend rate assumed for next year (up to age 65)	5.6%	5.8%
Healthcare cost trend rate assumed for next year (age 65 and older)	6.0%	6.5%
Rate to which the cost trend rate is assumed to decline	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2037	2037

The following table provides the effects as of December 31, 2019 of a one-percentage-point increase or decrease in the healthcare cost trend rate assumed for postretirement benefits:

(millions of dollars)	Increase	Decrease
Effect on total service and interest cost components	$(1)	$1
Effect on postretirement benefit obligation	(15)	16

Actuarial and other assumptions for pension and postretirement plans can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of the risks associated with estimates and assumptions, see Note 3B.

NOTES TO COMBINED FINANCIAL STATEMENTS

Obligations and Funded Status—Upjohn Sponsored Plans

The following table provides an analysis of the changes in the benefit obligations, plan assets and funded status of the Upjohn sponsored benefit plans:

	As of and for the Year Ended December 31,
	Pension Plans		Postretirement Plan(e)
(millions of dollars)	2019	2018	2019	2018
Change in benefit obligation(a):
Benefit obligation, beginning	$1,942	$2,044	$272	$296
Service cost attributable to Upjohn employees	9	7	3	2
Service cost attributable to non-Upjohn employees(b)	29	30	1	3
Interest cost	43	39	10	11
Employee contributions	—	—	3	3
Plan amendments	—	5	—	—
Changes in actuarial assumptions and other	180	(77)	(35)	(25)
Foreign exchange impact	37	(12)	—	—
Transfers from Pfizer sponsored plans(c)	58	—	—	—
Curtailments	(4)	—	(10)	—
Settlements	—	(10)	(7)	—
Benefits paid	(125)	(85)	(22)	(18)

Benefit obligation, ending	2,169	1,942	216	272

Change in plan assets:
Fair value of plan assets, beginning	1,833	1,965	—	—
Actual gain/(loss) on plan assets	208	(51)	—	—
Company contributions	42	27	19	15
Employee contributions	—	—	3	3
Foreign exchange impact	42	(13)	—	—
Transfers from Pfizer sponsored plans(c)	26	—	—	—
Settlements	—	(10)	—	—
Benefits paid	(125)	(85)	(22)	(18)

Fair value of plan assets, ending	2,027	1,833	—	—

Funded status—Plan assets less than benefit obligation(d)	$(142)	$(109)	$(216)	$(272)

(a)

For the pension plans, the benefit obligation is the projected benefit obligation (PBO). For the postretirement plan, the benefit obligation is the accumulated postretirement benefit obligation (ABO). The accumulated benefit obligation for the dedicated pension plans was $2.1 billion in 2019 and $1.9 billion in 2018.

(b)	Service cost attributable to non-Upjohn Pfizer employees is not included in the combined statements of income.
(c)	Represents pension liabilities and pension assets in Upjohn plans formed in 2019 for Upjohn participants who previously participated in plans sponsored by Pfizer.
(d)	The unfavorable change in the pension plans’ funded status was primarily due to the addition in 2019 of net pension obligations of Upjohn participants from Pfizer sponsored plans.
(e)	Upjohn does not fund the postretirement plan but contributes to the plan as benefits are paid.

The following table provides information as to how the funded status is recognized in the combined balance sheets:

	As of December 31,
	Pension Plans		Postretirement Plan
(millions of dollars)	2019	2018	2019	2018
Noncurrent assets(a)	$165	$139	$—	$—
Current liabilities(b)	(1)	—	(18)	(21)
Noncurrent liabilities(c)	(306)	(248)	(198)	(251)

Funded status	$(142)	$(109)	$(216)	$(272)

(a)	Included in Other noncurrent assets—see Note 13B.
(b)	Included in Accrued compensation and related items.
(c)	Included in Pension benefit obligations, net and Postretirement benefit obligations, net, as appropriate.

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table provides the pre-tax components of cumulative amounts recognized in Accumulated other comprehensive loss:

	As of December 31,
	Pension Plans		Postretirement Plan
(millions of dollars)	2019	2018	2019	2018
Actuarial gains/(losses)(a)	$(513)	$(474)	$31	$(15)
Prior service credits	30	34	40	78

Total	$(483)	$(440)	$71	$63

(a)

The accumulated actuarial losses primarily represent the impact of changes in discount rates and other assumptions that result in cumulative changes in our projected benefit obligations, as well as the cumulative difference between the expected return and actual return on plan assets. These accumulated actuarial losses are recognized in Accumulated other comprehensive loss and are amortized into net periodic benefit costs primarily over the average remaining service period for active participants for plans that are not frozen or the expected future lifetime of plan participants for frozen plans, using the corridor approach.

Information related to the funded status of the Upjohn sponsored pension plans follows:

	As of December 31,
(millions of dollars)	2019	2018
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$693	$627
Accumulated benefit obligation	990	875
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	724	627
Projected benefit obligation	1,031	876

Plan Assets—Upjohn Sponsored Plans

The only funded Upjohn sponsored plans are the pension plans in Japan, Puerto Rico, Korea, the Philippines and Taiwan. The Japan pension plan has a PBO of $1.1 billion at December 31, 2019 and 2018 and plan assets of $1.3 billion and $1.2 billion at December 31, 2019 and December 31, 2018, respectively. The Puerto Rico pension plan has a PBO of $969 million and $875 million at December 31, 2019 and December 31, 2018, respectively, and plan assets of $692 million and $627 million at December 31, 2019 and December 31, 2018, respectively. The Upjohn sponsored pension plans formed in 2019 in Korea, the Philippines and Taiwan have a PBO of $30.5 million, $3.3 million and $9.8 million, respectively, at December 31, 2019 and plan assets of $28.7 million, $2.6 million and $0.1 million, respectively, at December 31, 2019.

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table provides the components of plan assets:

		Fair Value (a)					Fair Value (a)
(millions of dollars)	As of December 31, 2019	Level 1	Level 2	Level 3	Assets Measured at NAV(b)	As of December 31, 2018	Level 1	Level 2	Level 3	Assets Measured at NAV(b)
International pension plans
Cash and cash equivalents	$11	$—	$11	$—	$—	$17	$—	$17	$—	$—
Equity securities:
Global equity securities	—	—	—	—	—	—	—	—	—	—
Equity commingled funds	322	—	322	—	—	287	—	287	—	—
Fixed income securities:
Corporate debt securities	102	—	102	—	—	107	—	107	—	—
Government and agency obligations	52	—	52	—	—	61	—	61	—	—
Fixed income commingled funds	508	—	181	—	327	448	—	88	—	360
Other investments:
Partnership investments(c)	61	—	—	—	61	51	—	—	—	51
Insurance contracts(d)	118	—	29	89	—	85	—	—	85	—
Other commingled funds(e)	161	—	—	—	161	151	—	—	—	151

Total(f)	$1,334	$—	$696	$89	$549	$1,206	$—	$560	$85	$561

Puerto Rico pension plan
Cash and cash equivalents	$17	$4	$13	$—	$—	$22	$2	$19	$—	$1
Equity securities:
Global equity securities	165	162	3	—	—	152	150	2	—	—
Equity commingled funds	56	—	39	—	17	45	—	30	—	15
Fixed income securities:
Corporate debt securities	251	—	251	—	—	224	—	224	—	—
Government and agency obligations	85	—	85	—	—	66	—	66	—	—
Fixed income commingled funds	—	—	—	—	—	4	—	—	—	4
Other investments:
Partnership investments(c)	58	—	—	—	58	56	—	—	—	56
Insurance contracts	9	—	9	—	—	9	—	9	—	—
Other(e)	51	—	—	—	51	49	—	—	—	49

Total	$692	$166	$400	$—	$126	$627	$152	$350	$—	$125

(a)	Fair values are determined based on valuation inputs categorized as Level 1, 2 or 3—see Note 3D.
(b)

Certain investments that are measured at net asset value (NAV) per share (or its equivalent) have not been classified in the fair value hierarchy. The NAV amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented for the total pension benefits plan assets.

(c)	Primarily includes investments in private equity, private debt, public equity limited partnerships, and, to a lesser extent, real estate and venture capital.
(d)	See below for a tabular analysis of the changes in Level 3 investments valued using significant unobservable inputs.
(e)	Can include investments in hedge funds and real estate.
(f)	International pension plan assets are substantially all in the Japan pension plan and to a much lesser extent in the Korea, the Philippines and Taiwan pension plans.

The following table provides an analysis of the changes in our investments valued using significant unobservable inputs:

	Pension Plans Insurance Contracts
	Year Ended December 31,
(millions of dollars)	2019	2018
Fair value, beginning	$85	$85
Actual return on plan assets:
Assets held, ending	1	1
Assets sold during the period	—	—
Purchases, sales and settlements, net	—	—
Transfer into/(out of) Level 3	—	—
Exchange rate changes	3	(1)

Fair value, ending	$89	$85

NOTES TO COMBINED FINANCIAL STATEMENTS

A single estimate of fair value can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For a description of our general accounting policies associated with developing fair value estimates, see Note 3D. For a description of the risks associated with estimates and assumptions, see Note 3B.

Equity securities, Fixed income securities and Other investments may each be combined into commingled funds. Most commingled funds are valued to reflect the interest in the fund based on the reported year-end NAV. Partnership and Other investments are valued based on year-end reported NAV (or its equivalent), with adjustments as appropriate for lagged reporting of up to three months.

The following methods and assumptions were used to estimate the fair value of our pension plans’ assets:

•

Cash and cash equivalents: Level 1 investments may include cash, cash equivalents and foreign currency valued using exchange rates. Level 2 investments may include short-term investment funds which are commingled funds priced at a stable NAV by the administrator of the funds.

•

Equity securities: Level 1 investments may include individual securities that are valued at the closing price or last trade reported on the major market on which they are traded. Level 1 and Level 2 investments may include commingled funds that have a readily determinable fair value based on quoted prices on an exchange or a published NAV derived from the quoted prices in active markets of the underlying securities.

•

Fixed income securities: Level 2 investments may include commingled funds that have a readily determinable fair value based on observable prices of the underlying securities. Level 2 investments may include corporate bonds, government and government agency obligations and other fixed income securities valued using bid evaluation pricing models or quoted prices of securities with similar characteristics.

•

Other investments: Level 2 investments may include insurance contracts, which invest in interest-bearing cash, U.S. government securities and corporate debt instruments. Level 3 insurance contract investments are valued using information from third party investments managers, which reflects the nature of the guarantees underlying the contracts.

Certain investments are authorized to include derivatives, such as equity or bond futures, swaps, options and currency futures or forwards for managing risks and exposures.

The following table provides the long-term target asset allocations ranges and the percentage of the fair value of plan assets for benefit plans:

	As of December 31,
	Target Allocation Percentage	Percentage of Plan Assets
(percentages)	2019	2019	2018
International pension plans
Cash and cash equivalents	0-10%	1%	1%
Equity securities	20-30%	24%	24%
Fixed income securities	50-60%	50%	51%
Other investments	20-30%	25%	24%

Total	100%	100%	100%

Puerto Rico pension plan
Cash and cash equivalents	0-10%	2%	4%
Equity securities	35-55%	32%	31%
Fixed income securities	28-53%	49%	47%
Other investments	5-20%	17%	18%

Total	100%	100%	100%

Global plan assets are managed with the objective of generating returns that will enable the plans to meet their future obligations, while seeking to manage net periodic benefit costs and cash contributions over the long-term. We utilize long-term asset allocation ranges in the management of our plans’ invested assets. Our long-term return expectations are developed based on a diversified, global investment strategy that takes into account historical experience, as well as the impact of portfolio diversification, active portfolio management, and our view of current and future economic and financial market conditions. As market conditions and other factors change, we may adjust our targets accordingly and our asset allocations may vary from the target allocations.

NOTES TO COMBINED FINANCIAL STATEMENTS

Our long-term asset allocation ranges reflect our asset class return expectations and tolerance for investment risk within the context of the respective plans’ long-term benefit obligations. These ranges are supported by analysis that incorporates historical and expected returns by asset class, as well as volatilities and correlations across asset classes and our liability profile.

Each pension plan is overseen by a local committee or board that is responsible for the overall investment of the pension plan assets. In determining investment policies and associated target allocations, each committee or board considers a wide variety of factors. As such, the target asset allocation for each of our funded international pension plans is set on a standalone basis by the relevant board or committee. The target asset allocation ranges shown for the international pension plans seek to reflect the combined target allocations across all such plans, while also showing the range within which the target allocations for each plan typically falls.

The investment managers of certain separately managed accounts, commingled funds and private equity funds may be permitted to use repurchase agreements and derivative securities, including U.S. Treasury and equity futures contracts as described in each respective investment management, subscription, partnership or other governing agreement.

Cash Flows––Upjohn Sponsored Plans

It is our practice to fund amounts for our qualified pension plans that are at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

The following table provides the expected future cash flow information related to the Upjohn sponsored benefit plans:

(millions of dollars)	Pension Plans	Postretirement Plan
Expected employer contributions:
2020	$54	$18

Expected benefit payments:
2020	$137	$18
2021	107	18
2022	107	18
2023	107	18
2024	107	18
2025-2029	524	85

The above table reflects the plan benefits projected to be paid from the plans or from the general assets of the sponsoring Upjohn entities under the current actuarial assumptions used for the calculation of the projected benefit obligation and, therefore, actual benefit payments may differ from projected benefit payments.

B. Defined Contribution Plans

Our employees are eligible to participate in Pfizer’s defined contribution plans, whereby employees contribute a portion of their compensation, which is partially matched, in cash, by Pfizer. Beginning on January 1, 2011, for newly hired non-union employees, rehires and transfers to the U.S. or Puerto Rico, Pfizer no longer offers a defined benefit pension plan and, instead, offers a Retirement Savings Contribution (RSC) in the defined contribution plan. The RSC is an annual non-contributory employer contribution (that is not dependent upon the participant making a contribution) determined based on each employee’s eligible compensation, age and years of service. Beginning on January 1, 2018, all non-union employees in Pfizer’s U.S. and Puerto Rico defined benefit plans transitioned to the RSC in the defined contribution plans.

Contribution expense for direct Upjohn employees, associated with non-dedicated defined contribution plans, totaled approximately $38 million in 2019, $31 million in 2018 and $23 million in 2017.

Note 16. Share-Based Payments

Our compensation programs can include grants under Pfizer’s share-based payment programs. The combined statements of income include all of the share-based payment expenses attributable to Upjohn.

Compensation programs at Upjohn can include share-based payments under various Pfizer employee stock and incentive plans. The award value is determined by reference to the fair value of share-based awards to similar employees in competitive survey data or industry peer groups used for compensation purposes and is allocated between different long term incentive vehicles, in the form of Restricted Stock Units (RSUs), Stock Options, Total Shareholder Return Units (TSRUs), Portfolio Performance Shares (PPSs), Performance Share Awards (PSAs) and Profit Units (PTUs), as determined by the Pfizer Compensation Committee. Many of our employees currently participate in certain Pfizer equity award plans. Upon any

NOTES TO COMBINED FINANCIAL STATEMENTS

separation from Pfizer, the distribution or settlement of such awards is expected to be in full or on a pro rata basis at separation or original payment dates based on retirement eligibility status in accordance with the original terms and conditions of the grants.

The primary share-based compensation awards and their general terms and conditions are as follows:

•

RSUs, which when vested, entitle the holder to receive a specified number of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such RSUs. For RSUs granted during the periods presented, in virtually all instances, the units vest after three years of continuous service from the grant date.

•

Stock options, which when vested, entitle the holder to purchase a specified number of shares of Pfizer common stock at a price per share equal to the closing market price of Pfizer common stock on the date of grant.

•

TSRUs, which when vested, entitle the holder to receive a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant. The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a substantial risk of forfeiture.

•

PPSs, which when vested, entitle the holder to receive, at the end of the performance period, a number of shares within a possible range of shares of Pfizer common stock, including shares resulting from dividend equivalents paid on such shares. For PPSs granted during the period presented, the awards vest after three years of continuous service from the grant date and the number of shares paid, if any, depends on the achievement of predetermined goals related to Pfizer’s long-term product portfolio during a five-year performance period from the year of the grant date. The number of shares that may be earned over the performance period ranges from 0% to 200% of the initial award.

•

PSAs, which when vested, entitle the holder to receive a number of shares of Pfizer common stock. The number of shares paid, if any, including shares resulting from dividend equivalents, for awards granted in 2015 and later, depends upon the achievement of predetermined goals related to two measures: (i) adjusted operating income (for performance years through 2018) or adjusted net income (for 2019 and later years, except for the 2017 PSAs) over three one-year periods; and (ii) Total Shareholder Return (TSR) as compared to the NYSE ARCA Pharmaceutical Index (DRG Index) over the three-year performance period. The number of shares that are earned over the performance period ranges from 0% to 200% of the initial award.

A. Impact on Net Income

The following table provides the components of share-based compensation expense and the associated tax benefit:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
RSU expense	$15	$12	$11
TSRU expense	14	11	7
PSA/PPS expense	2	3	2
Stock option expense	—	—	2

Share-based compensation expense-direct(a)	30	27	23
Share-based compensation expense-indirect(b)	45	77	80

Share-based compensation expense-total	76	104	103
Tax benefit for share-based compensation expense(c)	(13)	(19)	(19)

Share-based compensation expense, net of tax	$63	$85	$84

(a)	Reflects share-based compensation expense associated with direct Upjohn employees.
(b)	Reflects a portion of share-based compensation expense associated with non-Upjohn Pfizer employees deemed attributable to the Upjohn business.
(c)	2017 includes the impact of the TCJA on income taxes.

B. Restricted Stock Units (RSUs)

The value of RSU grants is measured as of the grant date using the closing price of Pfizer common stock. In virtually all instances, the units vest after three years of continuous service from the grant date and the values determined using the fair-value-based method are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and Research and development expenses, as appropriate.

NOTES TO COMBINED FINANCIAL STATEMENTS

The RSU activity for direct Upjohn employees under Pfizer plans follows:

	Shares (thousands)	Weighted-Average Grant Date Fair Value Per Share
Nonvested, January 1, 2017	1,176	$32.47
Granted	391	34.08
Vested(a)	(546)	32.91
Reinvested dividend equivalents	46	33.43
Forfeited	(1)	33.48

Nonvested, December 31, 2017	1,066	32.87
Granted	471	35.86
Vested(b)	(260)	34.32
Reinvested dividend equivalents	46	38.96
Forfeited	(1)	34.48

Nonvested, December 31, 2018	1,322	33.86
Transferred(c)	5	34.36
Granted	428	43.09
Vested(d)	(438)	31.24
Reinvested dividend equivalents	49	39.64
Forfeited	(6)	41.20

Nonvested, December 31, 2019	1,360	$37.76

(a)

Includes the modification of 171,000 RSUs to 154 direct Upjohn employees, for the 176,000 RSUs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

(b)

Includes the modification of 1,345 RSUs to one direct Upjohn employee in connection with Pfizer’s reorganization initiative—see Note 5. The terms were modified to permit vesting upon termination. The impact to compensation expense was immaterial.

(c)	Represents change in nonvested RSUs outstanding at December 31, 2018 for certain employees transferred from/(to) Pfizer.
(d)	Includes the modification of 839 RSUs to two direct Upjohn employees in connection with Pfizer’s reorganization initiative—see Note 5. The impact to compensation expense was immaterial.

The following table provides data related to RSU activity for direct Upjohn employees under Pfizer plans:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Total fair value of shares vested(a)	$19	$10	$19
Total compensation cost related to nonvested RSU awards not yet recognized, pre-tax	$15	$14	$11
Weighted-average period over which RSU cost is expected to be recognized (years)	1.7	1.7	1.7

(a)

2019 includes the modification of 839 RSUs to two direct Upjohn employees in connection with Pfizer’s reorganization initiative—see Note 5. 2018 includes the modification of 1,345 RSUs to one direct Upjohn employee in connection with Pfizer’s reorganization initiative—see Note 5. The terms were modified to permit vesting upon termination. The impact to compensation expense in 2019 and 2018 was immaterial. 2017 includes the modification for a commitment to pay approximately 171,000 RSUs to 154 direct Upjohn employees for 176,000 RSUs. These shares were paid in the first quarter of 2018.

C. Total Shareholder Return Units (TSRUs)

TSRUs are awarded to senior and other key management, and, beginning in 2016, to certain other employees. TSRUs entitle the holder to receive a number of shares of Pfizer common stock with a value equal to the difference between the defined settlement price and the grant price, plus the dividends accumulated during the five-year or seven-year term, if and to the extent the total value is positive. The settlement price is the average closing price of Pfizer common stock during the 20 trading days ending on the fifth or seventh anniversary of the grant, as applicable; the grant price is the closing price of Pfizer common stock on the date of the grant. The TSRUs are automatically settled on the fifth or seventh anniversary of the grant but vest on the third anniversary of the grant, after which time there is no longer a substantial risk of forfeiture.

On October 26, 2016, Pfizer’s Compensation Committee approved the modification of current outstanding grants of TSRU awards, effective November 1, 2016, to permit a holder who is “retiree eligible” (at least age 55 with at least 10 years of service), to elect to exercise and convert his/her TSRUs when vested, into PTUs. The value received upon the election and conversion is calculated by taking the change in stock price (20 trading day average ending on the exercise date (Election Price) less the grant price) plus accumulated dividends from the grant date, times the number of TSRUs exercised. This value is divided by the Election Price to determine the number of PTUs. The PTUs will be entitled to earn Dividend Equivalent Units (DEUs), and the PTUs and DEUs will be settled in Pfizer common stock on the TSRUs original settlement date (i.e., the fifth or seventh anniversary of grant), and will be subject to all of the terms and conditions of the original

NOTES TO COMBINED FINANCIAL STATEMENTS

grant including forfeiture provisions. Beginning in 2017, TSRUs were granted with the right for retirement-eligible employees to elect to exercise and convert their TSRUs, when vested, into PTUs.

The value of TSRU grants is measured as of the grant date using a Monte Carlo simulation model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of TSRUs:

	Year Ended December 31,
	2019	2018	2017
Expected dividend yield(a)	3.27%	3.73%	3.69%
Risk-free interest rate(b)	2.55%	2.60%	1.97%
Expected stock price volatility(c)	18.34%	20.00%	18.39%
Contractual term (years)	5.15	5.09	5.07

(a)	Determined using a constant dividend yield during the expected term of the Pfizer TSRU.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.
(c)	Determined using implied volatility, after consideration of historical volatility for Pfizer stock.

The TSRU activity for direct Upjohn employees under Pfizer plans follows:

	Shares (thousands)	Weighted- Average Grant Date Fair Value Per TSRU	Weighted- Average Grant Price Per TSRU
Nonvested, January 1, 2017	2,304	$5.91	$30.99
Granted	2,124	6.20	34.06
Vested	(172)	6.45	32.23
Forfeited	(3)	6.04	33.01

Nonvested, December 31, 2017	4,253	6.04	32.47
Granted	2,079	7.40	35.75
Vested(a)	(162)	6.60	34.60
Forfeited	(5)	6.74	34.36

Nonvested, December 31, 2018	6,165	6.48	33.52
Transferred(b)	(49)	6.82	35.08
Granted	2,192	8.53	43.35
Vested(c)	(1,992)	5.82	30.64
Forfeited	(19)	8.16	41.70

Nonvested, December 31, 2019	6,297	$7.40	$37.81

(a)

Includes the modification of approximately 6,800 TSRUs to one direct Upjohn employee in connection with Pfizer’s reorganization initiative—see Note 5. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

(b)	Represents change in nonvested TSRUs outstanding at December 31, 2018 for certain employees transferred from/(to) Pfizer.
(c)

Includes the modification of approximately 18,000 TSRUs to two direct Upjohn employees in connection with Pfizer’s reorganization initiative—see Note 5. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

The following table summarizes TSRU and PTU activity for direct Upjohn employees under Pfizer plans as of December 31, 2019(a):

	TSRUs (thousands)	PTUs (thousands)	Weighted- Average Grant Price per TSRU	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (millions)
TSRUs outstanding	8,492	—	$36.01	2.7	$60
TSRUs vested(b)	2,195	—	30.84	1.2	30
TSRUs expected to vest(c)	6,047	—	37.71	3.2	30
TSRUs exercised and converted to PTUs(d)	—	28	$—	—	$1

(a)	In 2019, we settled 223,702 TSRUs with a weighted-average grant price of $28.37 per unit.

NOTES TO COMBINED FINANCIAL STATEMENTS

(b)

Includes the modification of approximately 6,800 TSRUs to one direct Upjohn employee for 2018 and 18,000 TSRUs to two direct Upjohn employees for 2019 in connection with Pfizer’s reorganization initiative––see Note 5. The terms were modified to permit the vesting upon termination. The impact to compensation expense was immaterial.

(c)	The number of TSRUs expected to vest takes into account an estimate for expected forfeitures.
(d)	In 2019, 71,110 TSRUs with a weighted-average grant price of $30.78 per unit were converted into 27,514 PTUs.

The following table provides data related to TSRU activity for direct Upjohn employees under Pfizer plans:

	Year Ended December 31,
(millions of dollars, except per TSRU amounts)	2019	2018	2017
Weighted-average grant-date fair value per TSRU	$8.53	$7.40	$6.20
Total compensation cost related to nonvested TSRU grants not yet recognized, pre-tax	$15	$12	$10
Weighted-average period over which TSRU cost is expected to be recognized (years)	1.7	1.7	1.7

D. Portfolio Performance Shares (PPS)

The value of PPS grants is measured as of the grant date using the intrinsic value method, for which the closing price of Pfizer’s common stock is used. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number of shares that are probable of being earned and changes in Pfizer management’s assessment of the probability that the specified performance criteria will be achieved and/or changes in Pfizer management’s assessment of the probable vesting term for PPSs.

The PPS activity for direct Upjohn employees under Pfizer plans follows:

	Shares (thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, January 1, 2017	171	$32.48
Granted	17	34.06
Vested	(61)	34.28
Forfeited	—	—

Nonvested, December 31, 2017	127	36.22
Granted	16	35.84
Vested	(57)	37.09
Forfeited	—	—

Nonvested, December 31, 2018	86	43.65
Transferred(a)	5	43.65
Granted	12	43.35
Vested	(48)	43.08
Forfeited	—	—

Nonvested, December 31, 2019(b)	55	$39.18

(a)	Represents change in nonvested PPSs outstanding at December 31, 2018 for certain employees transferred from/(to) Pfizer.
(b)	Vested and non-vested shares outstanding, but not paid as of December 31, 2019 were 157,000.

The following table provides data related to PPS activity for direct Upjohn employees under Pfizer plans:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Total fair value of shares vested	$1	$1	$1
Total compensation cost related to nonvested PPS awards not yet recognized, pre-tax	$—	$—	$1
Weighted-average period over which PPS cost is expected to be recognized (years)	1.6	1.6	1.4

E. Performance Share Awards (PSA)

The values of PSA grants are measured as of the grant date using the intrinsic value method, for which the closing price of Pfizer’s common stock is used. The values are amortized on a straight-line basis over the probable vesting term into Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate, and adjusted each reporting period, as necessary, to reflect changes in the price of Pfizer’s common stock, changes in the number

NOTES TO COMBINED FINANCIAL STATEMENTS

of shares that are probable of being earned and changes in management’s assessment of the probability that the specified performance criteria will be achieved, and of the probable vesting term for PSAs.

The PSA activity for direct Upjohn employees under Pfizer plans follows:

	Shares (thousands)	Weighted-Average Intrinsic Value Per Share
Nonvested, January 1, 2017	101	$32.48
Granted	31	34.06
Vested(a)	(39)	35.42
Forfeited	(26)	34.96

Nonvested, December 31, 2017	67	36.22
Granted	44	35.74
Vested	—	37.09

Nonvested, December 31, 2018	111	43.65
Transferred(b)	(16)	43.65
Granted	105	43.35
Vested	(24)	42.93
Forfeited	(8)	42.93

Nonvested, December 31, 2019	169	$39.18

(a)

Includes the modification for a commitment to pay 22,000 PSAs to six direct Upjohn employees for the 22,000 PSAs scheduled for near-term vesting. There was no material impact to compensation expense due to the modification.

(b)	Represents change in nonvested PSAs outstanding at December 31, 2018 for certain employees transferred from/(to) Pfizer.

The following table provides data related to PSA activity for direct Upjohn employees under Pfizer plans:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Total fair value of shares vested(a)	$1	$—	$1
Total compensation cost related to nonvested PSA awards not yet recognized, pre-tax	$1	$1	$1
Weighted-average period over which PSA cost is expected to be recognized (years)	2.0	1.8	1.8

(a)	In 2017, includes the modification for a commitment to pay approximately 22,000 PSAs to six direct Upjohn employees for 22,000 PSAs. These shares were paid in the first quarter of 2018.

F. Stock Options

Stock options are accounted for using a fair-value-based method at the date of grant in the combined statements of income.

Beginning in 2016, only a limited set of overseas employees received stock option grants. No stock options were awarded to senior and other key management in any period presented; however, stock options were awarded to certain other employees. In virtually all instances, stock options granted since 2005 vest after three years of continuous service from the grant date and have a contractual term of ten years. In most cases, stock options must be held for at least one year from the grant date before any vesting may occur. In the event of a sale of business or plant closing or restructuring, options held by employees are immediately vested and are exercisable for a period from three months to their remaining term, depending on various conditions.

The value of stock option grants is measured as of the grant date using the Black-Scholes-Merton option-pricing model. The values determined through this fair value methodology generally are amortized on a straight-line basis over the vesting term into Cost of sales, Selling, informational and administrative expenses, and/or Research and development expenses, as appropriate.

The following table provides the weighted-average assumptions used in the valuation of stock options:

	Year Ended December 31,
	2019	2018	2017
Expected dividend yield(a)	3.27%	3.73%	3.69%
Risk-free interest rate(b)	2.66%	2.85%	2.23%
Expected stock price volatility(c)	18.34%	20.02%	18.39%
Expected term (years)(d)	6.75	6.75	6.75

(a)	Determined using a constant dividend yield during the expected term of the Pfizer stock option.
(b)	Determined using the interpolated yield on U.S. Treasury zero-coupon issues.

NOTES TO COMBINED FINANCIAL STATEMENTS

(c)	Determined using implied volatility, after consideration of historical volatility for Pfizer stock.
(d)	Determined using historical exercise and post-vesting termination patterns.

The Pfizer stock option activity for direct Upjohn employees under Pfizer plans follows:

	Shares (thousands)	Weighted- Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(a) (millions)
Outstanding, January 1, 2017	6,326	$27.99
Granted	55	34.06
Exercised	(1,024)	25.66
Forfeited	(1)	34.59
Expired	(6)	25.68

Outstanding, December 31, 2017	5,350	28.49
Granted	66	35.74
Exercised	(1,814)	28.04
Forfeited	—	—
Expired	(7)	23.04

Outstanding, December 31, 2018	3,595	28.87
Transferred(b)	347	20.19
Granted	112	43.35
Exercised	(542)	24.84
Forfeited	—	—
Expired	(4)	12.70

Outstanding, December 31, 2019	3,508	30.14	4.2	$32
Vested and expected to vest, December 31, 2019(c)	3,492	30.10	4.2	$32
Exercisable, December 31, 2019	3,187	$29.36	3.8	$31

(a)	Market price of underlying Pfizer common stock less exercise price.
(b)	Represents change in nonvested stock options outstanding at December 31, 2018 for certain employees transferred from/(to) Pfizer.
(c)	The number of options expected to vest takes into account an estimate of expected forfeitures.

The following table provides data related to stock option activity for direct Upjohn employees under Pfizer plans:

	Year Ended/As of December) 31,
(millions of dollars, except per stock option amounts)	2019	2018	2017
Weighted-average grant date fair value per stock option	$5.98	$5.06	$4.01
Aggregate intrinsic value on exercise	$9	$21	$9
Cash received upon exercise	$13	$51	$26
Tax benefits realized related to exercise	$1	$3	$1
Total compensation cost related to nonvested stock options not yet recognized, pre-tax	$1	$—	$1
Weighted-average period over which stock option compensation cost is expected to be recognized (years)	1.7	1.8	0.8

Note 17. Commitments and Contingencies

Upjohn is subject to numerous contingencies arising in the ordinary course of business, including but not limited to, those discussed below. For a discussion of our tax contingencies, see Note 7D.

A. Legal Proceedings

Our non-tax contingencies can include, but are not limited to, the following:

•

Patent litigation, which typically involves challenges to the coverage and/or validity of patents on various products, processes or dosage forms. We are the plaintiff in many but not all of these actions. An adverse outcome in actions in which we are the plaintiff could result in loss of patent protection for a drug, a significant loss of revenues from that drug or impairment of the value of associated assets, and in some cases, liability where we are defendants for allegedly causing delay of generic entry.

NOTES TO COMBINED FINANCIAL STATEMENTS

•

Product liability and other product-related litigation, which can include personal injury, consumer, off-label promotion, antitrust and breach of contract claims, among others, often involves highly complex issues relating to medical causation, label warnings and reliance on those warnings, scientific evidence and findings, actual, provable injury and other matters.

•	Commercial and other matters, which can include product-pricing claims, environmental claims and proceedings and employee litigation, can involve complexities that will vary from matter to matter.

•	Government investigations, which can involve regulation by national, state and local government agencies in the U.S. and in other countries.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

We believe that our claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations in the period in which the amounts are accrued and/or our cash flows in the period in which the amounts are paid.

We have accrued for losses that are both probable and reasonably estimable. Substantially all of our contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, we are unable to estimate the range of reasonably possible loss in excess of amounts accrued. Our assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions.

Amounts recorded for legal and environmental contingencies can result from a complex series of judgments about future events and uncertainties and can rely heavily on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 3B.

The principal pending matters to which we are a party are discussed below. In determining whether a pending matter is a principal matter, we consider both quantitative and qualitative factors in order to assess materiality, such as, among other things, the amount of damages and the nature of any other relief sought in the proceeding, if such damages and other relief are specified; our view of the merits of the claims and of the strength of our defenses; whether the action purports to be, or is, a class action and, if not certified, our view of the likelihood that a class will be certified by the court; the jurisdiction in which the proceeding is pending; whether related actions have been transferred to a multi-district litigation; any experience that we or, to our knowledge, other companies have had in similar proceedings; whether disclosure of the action would be important to a reader of our financial statements, including whether disclosure might change a reader’s judgment about our financial statements in light of all of the information that is available to the reader; the potential impact of the proceeding on our reputation; and the extent of public interest in the matter. In addition, with respect to patent matters in which we are the plaintiff, we consider, among other things, the financial significance of the product protected by the patent. As a result of considering qualitative factors in our determination of principal matters, there are some matters discussed below with respect to which management believes that the likelihood of possible loss in excess of amounts accrued is remote.

A1. Legal Proceedings—Patent Litigation

Like other pharmaceutical companies, we are involved in numerous suits relating to our patents, including but not limited to, those discussed below. Most of the suits involve claims by generic drug manufacturers that patents covering our products, processes or dosage forms are invalid and/or do not cover the product of the generic drug manufacturer. Also, counterclaims, as well as various independent actions, have been filed alleging that our assertions of, or attempts to enforce, patent rights with respect to certain products constitute unfair competition and/or violations of antitrust laws. Patent rights to certain of our products are being challenged in various jurisdictions throughout the world. We are also party to patent damages suits in various jurisdictions pursuant to which generic drug manufacturers, payers, governments or other parties are seeking damages from us for allegedly causing delay of generic entry. We also may be involved in other proceedings, such as inter partes review, post-grant review, re-examination or opposition proceedings, before the U.S. Patent and Trademark Office, the European Patent Office, or other foreign counterparts relating to our intellectual property or the intellectual property rights of others. Also, if one of our patents is found to be invalid by such proceedings, generic or competitive products could be introduced into the market resulting in the erosion of sales of our existing products. We are also subject to patent litigation pursuant to which one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities. If one of our marketed products is found to infringe valid patent rights of a third party, such third party may be awarded significant damages, or we may be prevented from further sales of that product. Such damages may be enhanced as much as three-fold in the event that we or one of our subsidiaries is found to have willfully infringed valid patent rights of a third party.

NOTES TO COMBINED FINANCIAL STATEMENTS

Lyrica

•	Canada

In June 2014, Pharmascience Inc. commenced an action against Pfizer Canada Inc., Warner-Lambert Company and Warner- Lambert Company LLC (the Pfizer Canada Defendants) seeking damages in connection with an earlier unsuccessful patent litigation brought by the Pfizer Canada Defendants involving pregabalin. The case is in the discovery phase and the court has not yet scheduled a trial date.

•	Japan

Sawai Pharmaceutical Company Limited (a Japanese generic company) (Sawai) filed an invalidation action against the Lyrica pain use patent in the Japanese Patent Office (JPO) in January 2017. Nissin Pharmaceutical Company Limited (Nissin) and Sandoz intervened and their arguments were considered with those of Sawai. Hexal AG has filed a separate invalidation action that has been stayed pending the result of the Sawai/Nissin case. Nippon Chemiphar and Teva have also subsequently been allowed to intervene in the case. In February 2019, the JPO issued an interim decision indicating the granted claims were potentially invalid. In July 2019, we submitted proposed claim amendments to the JPO to overcome the issues raised by the interim decision, as well as additional arguments supporting the validity of the patent. In November 2019, we received the third-party challengers’ rebuttal briefs and on February 13, 2020 we submitted our final reply brief to the JPO.

•	United Kingdom

In June 2014, Mylan N.V. (Mylan) filed an invalidity action against the Lyrica pain use patent in the High Court. In September 2014, Actavis UK Ltd (Actavis) also filed an invalidity action in the same court. In December 2014, we filed in the High Court an infringement action against Actavis requesting preliminary relief. Our request for preliminary relief was denied in a January 2015 hearing and the denial subsequently was confirmed on appeal.

In February 2015, the National Health Service (NHS) England was ordered by the High Court, as an intermediary, to issue guidance for prescribers and pharmacists directing the prescription and dispensing of Lyrica by brand when pregabalin was prescribed for the treatment of neuropathic pain. NHS Wales and NHS Northern Ireland also issued prescribing guidance. The guidance to prescribe and dispense Lyrica for neuropathic pain was withdrawn upon patent expiration in July 2017. The Mylan and Actavis invalidity actions were heard in the High Court at the same time as the Actavis infringement action. In September 2015, the High Court ruled that (i) Actavis had not infringed the pregabalin pain patent; (ii) certain patent claims directed generally to pain and neuropathic pain were not valid; and (iii) other patent claims for other types of neuropathic pain were valid. All parties appealed.

In October 2016, the Court of Appeal dismissed all appeals and affirmed the High Court’s decision. In March 2017, the Supreme Court of the United Kingdom granted Pfizer leave to appeal the Court of Appeal’s decision, and subsequently granted the generic companies leave to appeal as well. In November 2018, the Supreme Court issued its decision finding all claims relevant to the neuropathic pain indications were invalid.

We also filed infringement actions against Teva Pharmaceuticals Industries Ltd. (Teva) and Dr. Reddy’s Laboratories Ltd. (Dr. Reddy’s) in February 2015, seeking the same relief as in the action against Actavis. Dr. Reddy’s filed invalidity counterclaims. These actions were stayed pending the outcome of the Actavis and Mylan cases.

In October 2015, after Sandoz launched a full label generic pregabalin product, we obtained from the High Court a preliminary injunction enjoining Sandoz from further sales of the product and ordering them to provide the identity of the parties holding the Sandoz product. After Sandoz advised that the parties were wholesaler AAH Pharmaceuticals Ltd and pharmacy chain Lloyds Pharmacy (supplied by AAH), we noticed these parties, requesting the cessation of further sales and the withdrawal of the Sandoz generic pregabalin product. In October 2015, after Lloyds was added to the Sandoz action as a respondent, we obtained a preliminary order from the High Court pursuant to which Lloyds was required to advise its pharmacists that the Sandoz generic pregabalin product should not be dispensed. In November 2015, the High Court confirmed the preliminary injunction against Sandoz and Lloyds. Upon agreement of the parties, in December 2015, the proceedings against Lloyds were terminated, and the proceedings against Sandoz were stayed pending outcome in the Actavis and Mylan cases. In December 2016, Sandoz sought to withdraw the preliminary injunction, however, in December 2016, the London High Court denied Sandoz’s request and the preliminary injunction remained in place until patent expiration in July 2017.

A2. Legal Proceedings—Product Litigation

Like other pharmaceutical companies, we are defendants in numerous cases, including but not limited to those discussed below, related to our products. Plaintiffs in these cases seek damages and other relief on various grounds for alleged personal injury and economic loss.

NOTES TO COMBINED FINANCIAL STATEMENTS

Effexor

Beginning in May 2011, actions, including purported class actions, were filed in various federal courts against Wyeth (a subsidiary of Pfizer) and, in certain of the actions, affiliates of Wyeth and certain other defendants relating to Effexor XR, which is the extended-release formulation of Effexor. The plaintiffs in each of the class actions seek to represent a class consisting of all persons in the U.S. and its territories who directly purchased, indirectly purchased or reimbursed patients for the purchase of Effexor XR or generic Effexor XR from any of the defendants from June 14, 2008 until the time the defendants’ allegedly unlawful conduct ceased. The plaintiffs in all of the actions allege delay in the launch of generic Effexor XR in the U.S. and its territories, in violation of federal antitrust laws and, in certain of the actions, the antitrust, consumer protection and various other laws of certain states, as the result of Wyeth fraudulently obtaining and improperly listing certain patents for Effexor XR in the Orange Book, enforcing certain patents for Effexor XR and entering into a litigation settlement agreement with a generic drug manufacturer with respect to Effexor XR. Each of the plaintiffs seeks treble damages (for itself in the individual actions or on behalf of the putative class in the purported class actions) for alleged price overcharges for Effexor XR or generic Effexor XR in the U.S. and its territories since June 14, 2008. All of these actions have been consolidated in the U.S. District Court for the District of New Jersey.

In October 2014, the District Court dismissed the direct purchaser plaintiffs’ claims based on the litigation settlement agreement, but declined to dismiss the other direct purchaser plaintiff claims. In January 2015, the District Court entered partial final judgments as to all settlement agreement claims, including those asserted by direct purchasers and end-payer plaintiffs, which plaintiffs appealed to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded the claims to the District Court.

Lipitor

•	Antitrust Actions

Beginning in November 2011, purported class actions relating to Lipitor were filed in various federal courts against, among others, Pfizer, certain affiliates of Pfizer, and, in most of the actions, Ranbaxy, Inc. (Ranbaxy) and certain affiliates of Ranbaxy. The plaintiffs in these various actions seek to represent nationwide, multi-state or statewide classes consisting of persons or entities who directly purchased, indirectly purchased or reimbursed patients for the purchase of Lipitor (or, in certain of the actions, generic Lipitor) from any of the defendants from March 2010 until the cessation of the defendants’ allegedly unlawful conduct (the Class Period). The plaintiffs allege delay in the launch of generic Lipitor, in violation of federal antitrust laws and/or state antitrust, consumer protection and various other laws, resulting from (i) the 2008 agreement pursuant to which Pfizer and Ranbaxy settled certain patent litigation involving Lipitor, and Pfizer granted Ranbaxy a license to sell a generic version of Lipitor in various markets beginning on varying dates, and (ii) in certain of the actions, the procurement and/or enforcement of certain patents for Lipitor. Each of the actions seeks, among other things, treble damages on behalf of the putative class for alleged price overcharges for Lipitor (or, in certain of the actions, generic Lipitor) during the Class Period. In addition, individual actions have been filed against Pfizer, Ranbaxy and certain of their affiliates, among others, that assert claims and seek relief for the plaintiffs that are substantially similar to the claims asserted and the relief sought in the purported class actions described above. These various actions have been consolidated for pre-trial proceedings in a Multi-District Litigation (In re Lipitor Antitrust Litigation MDL-2332) in the U.S. District Court for the District of New Jersey.

In September 2013 and 2014, the District Court dismissed with prejudice the claims by direct purchasers. In October and November 2014, the District Court dismissed with prejudice the claims of all other Multi-District Litigation plaintiffs. All plaintiffs have appealed the District Court’s orders dismissing their claims with prejudice to the U.S. Court of Appeals for the Third Circuit. In addition, the direct purchaser class plaintiffs appealed the order denying their motion to amend the judgment and for leave to amend their complaint to the U.S. Court of Appeals for the Third Circuit. In August 2017, the U.S. Court of Appeals for the Third Circuit reversed the District Court’s decisions and remanded the claims to the District Court.

Also, in January 2013, the State of West Virginia filed an action in West Virginia state court against Pfizer and Ranbaxy, among others, that asserts claims and seeks relief on behalf of the State of West Virginia and residents of that state that are substantially similar to the claims asserted and the relief sought in the purported class actions described above.

•	Personal Injury Actions

A number of individual and multi-plaintiff lawsuits have been filed against us in various federal and state courts alleging that the plaintiffs developed type 2 diabetes purportedly as a result of the ingestion of Lipitor. Plaintiffs seek compensatory and punitive damages.

In February 2014, the federal actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Lipitor (Atorvastatin Calcium) Marketing, Sales Practices and Products Liability Litigation (No. II) MDL-2502) in the U.S. District Court for the District of South Carolina. Since 2016, certain cases in the Multi-District Litigation were

NOTES TO COMBINED FINANCIAL STATEMENTS

remanded to certain state courts. In January 2017, the District Court granted our motion for summary judgment, dismissing substantially all of the remaining cases pending in the Multi-District Litigation. In January 2017, the plaintiffs appealed the District Court’s decision to the U.S. Court of Appeals for the Fourth Circuit. In June 2018, the U.S. Court of Appeals for the Fourth Circuit affirmed the District Court’s decision.

Viagra

Since April 2016, a Multi-District Litigation has been pending in the U.S. District Court for the Northern District of California (In Re: Viagra (Sildenafil Citrate) Products Liability Litigation, MDL-2691), in which plaintiffs allege that they developed melanoma and/or the exacerbation of melanoma purportedly as a result of the ingestion of Viagra. Additional cases filed against Eli Lilly and Company (Lilly) with respect to Cialis have also been consolidated in the Multi-District Litigation (In re: Viagra (Sildenafil Citrate) and Cialis (Tadalafil) Products Liability Litigation, MDL-2691). In January 2020, the District Court granted our and Lilly’s motion to exclude all of plaintiffs’ general causation opinions.

A3. Legal Proceedings—Commercial and Other Matters

Contracts with Iraqi Ministry of Health

In October 2017, a number of United States service members, civilians, and their families brought a complaint in the U.S. District Court for the District of Columbia against a number of pharmaceutical and medical devices companies, including Pfizer and certain of its subsidiaries, alleging that the defendants violated the United States Anti-Terrorism Act. The complaint alleges that the defendants provided funding for terrorist organizations through their sales practices pursuant to pharmaceutical and medical device contracts with the Iraqi Ministry of Health, and seeks monetary relief. In July 2018, the U.S. Department of Justice requested documents related to this matter, which are being provided.

A4. Legal Proceedings—Government Investigations

Like other pharmaceutical companies, we are subject to extensive regulation by government agencies in the U.S., other developed markets and multiple emerging markets in which we operate. As a result, we have interactions with government agencies on an ongoing basis. Criminal charges, substantial fines and/or civil penalties, limitations on our ability to conduct business in applicable jurisdictions, corporate integrity or deferred prosecution agreements, as well as reputational harm and increased public interest in the matter could result from government investigations. In addition, in a qui tam lawsuit in which the government declines to intervene, the relator may still pursue a suit for the recovery of civil damages and penalties on behalf of the government. Among the investigations by government agencies are the matters discussed below.

Phenytoin Sodium Capsules

In 2012, Pfizer sold the U.K. Marketing Authorisation for phenytoin sodium capsules to a third party, but retained the right to supply the finished product to that third party. In May 2013, the U.K. Competition & Markets Authority (CMA) informed us that it had launched an investigation into the supply of phenytoin sodium capsules in the U.K. market. In August 2015, the CMA issued a Statement of Objections alleging that Pfizer and Pfizer Limited, a U.K. subsidiary, engaged in conduct that violates U.K. and EU antitrust laws. In December 2016, the CMA imposed a £84.2 million fine on Pfizer and Pfizer Limited. Pfizer appealed the CMA decision to The Competition Appeal Tribunal (the Tribunal) in February 2017. On June 7, 2018, the Tribunal overturned the CMA decision as well as the associated fine. The CMA appealed the judgment to the Court of Appeal. In March 2020, the Court of Appeal affirmed the Tribunal’s decision.

Greenstone Investigations

•	U.S. Department of Justice Antitrust Division Investigation

Since July 2017, the U.S. Department of Justice’s Antitrust Division has been investigating our Greenstone generics business. We believe this is related to an ongoing broader antitrust investigation of the generic pharmaceutical industry. The government has been obtaining information from Greenstone.

•	State Attorneys General Generics Antitrust Litigation

In April 2018, Greenstone received requests for information from the Antitrust Department of the Connecticut Office of the Attorney General. In May 2019, Attorneys General of more than 40 states plus the District of Columbia and Puerto Rico filed a complaint against a number of pharmaceutical companies, including Greenstone and Pfizer. The matter has been consolidated with a Multi-District Litigation (In re: Generic Pharmaceuticals Pricing Antitrust Litigation MDL No. 2724) in the Eastern District of Pennsylvania. As to Greenstone and Pfizer, the complaint alleges anticompetitive conduct in violation of federal and state antitrust laws and state consumer protection laws.

Contracts with Iraqi Ministry of Health

For information regarding U.S. government investigations related to contracts with the Iraqi Ministry of Health, see Note 17A3.

NOTES TO COMBINED FINANCIAL STATEMENTS

B. Guarantees and Indemnifications

In the ordinary course of business and in connection with the sale of assets and businesses, we often indemnify our counterparties against certain liabilities that may arise in connection with the transaction or related to activities prior to the transaction. These indemnifications typically pertain to environmental, tax, employee and/or product-related matters and patent-infringement claims. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, we would be required to reimburse the loss. These indemnifications are generally subject to threshold amounts, specified claim periods and other restrictions and limitations. Historically, we have not paid significant amounts under these provisions and, as of December 31, 2019, recorded amounts for the estimated fair value of these indemnifications are not significant.

C. Commitments

•

As of December 31, 2019, we have agreements totaling $69 million to purchase goods and services that are enforceable and legally binding and include amounts primarily relating to a utilities contract at the Vega Baja manufacturing site in Puerto Rico and advertising commitments.

•

As of December 31, 2019, in connection with the TCJA, we have an estimated $4.3 billion repatriation tax liability on accumulated post-1986 earnings of foreign subsidiaries for which we elected, with the filing of our 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026. With respect to the aforementioned repatriation tax liability, it is reported in Income taxes payable (approximately $320 million due in April 2020) and the remaining liability is reported in noncurrent Other taxes payable in our combined balance sheet as of December 31, 2019. The first installment of $320 million was paid in April 2019. Our obligations may vary as a result of changes in our uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. See Note 7A for additional information.

Note 18. Segment, Geographic and Revenue Information

A. Segment Information

We manage our commercial operations through three distinct business segments: Developed Markets; Greater China; and Emerging Markets. The operating segments are each led by a single manager. Each operating segment has responsibility for its commercial activities.

We regularly review our segments and the approach used by management to evaluate performance and allocate resources.

Operating Segments

•	Developed Markets consists of the U.S., Canada, Europe (including Eastern Europe), Russia and other former Soviet Union countries, Turkey, Israel, Japan, South Korea, Australia, and New Zealand.

•	Greater China consists of China, Hong Kong, Macau and Taiwan.

•	Emerging Markets consists of Asia (excluding Greater China, Japan and South Korea), Latin America, Africa, and the Middle East.

Our chief operating decision maker uses the revenues and earnings of the three operating segments, among other factors, for performance evaluation and resource allocation.

Other Costs and Business Activities

Certain costs are not allocated to our operating segment results, such as costs, if any, associated with the following:

•	RDM costs managed by the Upjohn R&D organization as well as costs managed by Pfizer’s R&D organization, primarily for safety and regulatory related activities.

•

Corporate and other unallocated costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs (such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing, which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment (such as all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization) as business unit (segment) management does not manage these costs.

•

Certain transactions and events such as (i) purchase accounting adjustments, where we incur expenses associated with the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment; (ii) acquisition- related costs, where we incur costs for executing the transaction, integrating the acquired operations and restructuring the

NOTES TO COMBINED FINANCIAL STATEMENTS

combined company; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that are evaluated on an individual basis by management and that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items can include, but are not limited to, non-acquisition-related restructuring costs, as well as costs incurred for legal settlements, asset impairments and disposals of assets or businesses, including, as applicable, any associated transition activities.

Segment Assets

We manage our assets on a total company basis, not by operating segment. Therefore, our chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, we do not report asset information by operating segment. Total assets were approximately $16.4 billion as of December 31, 2019 and $17.0 billion as of December 31, 2018.

Selected Income Statement Information

The following table provides selected income statement information by reportable segment:

	Revenues			Earnings(a)			Depreciation and Amortization(b)
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(millions of dollars)	2019	2018	2017	2019	2018	2017	2019	2018	2017
Reportable Segments:
Developed Markets	$6,748	$8,848	$10,203	$4,802	$6,399	$7,515	$79	$79	$90
Greater China	2,430	2,396	1,950	1,760	1,728	1,435	9	10	11
Emerging Markets	1,065	1,186	1,207	678	742	744	16	20	22

Total reportable segments	10,244	12,431	13,359	7,240	8,868	9,693	104	110	123
Other business activities(c)	—	—	—	(249)	(268)	(308)	—	1	1
Reconciling Items:
Corporate and other unallocated(d)	—	—	—	(1,066)	(1,206)	(1,196)	56	71	66
Purchase accounting adjustments(d)	—	—	—	(145)	(151)	(159)	149	158	168
Certain significant items(d), (e)	—	—	—	(449)	(188)	(195)	1	13	17

	$10,244	$12,431	$13,359	$ 5,331	$ 7,056	$ 7,835	$311	$353	$375

(a)	Income before provision/(benefit) for taxes on income.
(b)

Certain production facilities are shared. Depreciation is allocated based on estimates of physical production. Amounts here relate solely to the depreciation and amortization associated with ongoing operations.

(c)

Other business activities include the (i) allocation of costs managed by the Upjohn RDM organization, primarily for existing brand innovation; and (ii) allocation of costs managed by Pfizer’s R&D organization, primarily for safety and regulatory related activities.

(d)	For a description, see the “Other Costs and Business Activities” section above.
(e)

Certain significant items are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges) that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis.

For Earnings in 2019, certain significant items include: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $185 million (of which $140 million is direct)–see Note 5; and (ii) other charges of $263 million, which primarily includes net charges for certain legal matters of $252 million–see Note 6 and an upfront license fee payment of $4.5 million to Genzum, which was recorded in Research and development expenses–see Note 4.

For Earnings in 2018, certain significant items includes: (i) restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $89 million (of which $16 million income is direct)–see Note 5; and (ii) other charges of $99 million, which primarily includes net charges for certain legal matters of $73 million–see Note 6, a $30 million charge in Selling, informational and administrative expenses for a special one-time bonus paid to virtually all colleagues excluding executives, which was one of several actions taken by Pfizer after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the TCJA; and $13 million income in connection with the 2017 hurricanes in Puerto Rico.

For Earnings in 2017, certain significant items includes: (i) restructuring credits and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition of $21 million income (of which $81 million income is direct)–see Note 5; and (ii) other charges of $217 million, which primarily includes net charges for certain legal matters of $128 million–see Note 6 and charges for inventory losses and costs incurred in connection with the 2017 hurricanes in Puerto Rico of $102 million.

The operating segment information does not purport to represent the revenues, costs and income before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

NOTES TO COMBINED FINANCIAL STATEMENTS

B. Geographic Information

Revenues exceeded $200 million in each of four countries outside the U.S. in 2019, 2018 and 2017. The U.S. (including Puerto Rico), China and Japan were the only countries to contribute more than 10% of total revenues in each year. U.S. revenues were $3.3 billion in 2019, $5.1 billion in 2018 and $6.1 billion in 2017. China revenues were $2.2 billion in 2019 and 2018 and $1.7 billion in 2017. Japan revenues were $1.6 billion in 2019, 2018 and 2017.

The following table provides long-lived assets by country:

	As of December 31,
(millions of dollars)	2019	2018
Property, plant and equipment, less accumulated depreciation:
United States (including Puerto Rico)	$385	$397
Singapore	326	342
China	177	134
Rest of world	111	79

Property, plant and equipment, less accumulated depreciation	$999	$952

C. Other Revenue Information

Significant Customers

We sell our products to physicians, patients, pharmacists and retail channels, insurers, government agencies and other healthcare providers. In 2019, sales to our three largest U.S. wholesaler customers represented approximately 13%, 10% and 7% of total revenues, respectively. In 2018, sales to our three largest U.S. wholesaler customers represented approximately 17%, 13% and 9% of total revenues, respectively. In 2017, sales to our three largest U.S. wholesaler customers represented approximately 19%, 13% and 10% of total revenues, respectively. For all years presented, these sales and related trade accounts receivable were concentrated in the Developed Markets segment.

Revenues by Major Product and by Segment

The following table provides significant revenues by major product:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Lyrica	$3,330	$4,975	$5,077
Lipitor	1,972	2,029	1,851
Norvasc	953	1,023	932
Celebrex	724	670	775
Viagra	526	659	1,204
Effexor	334	316	297
Zoloft	294	301	291
Xalatan/Xalacom	281	316	335
Xanax	197	198	225
Revatio	136	214	252
Greenstone(a)	538	626	833
Other	958	1,103	1,287

Total revenues	$10,244	$12,431	$13,359

(a)

Includes revenues of approximately $174 million in 2019, $159 million in 2018 and $167 million in 2017 associated with the sale of generic medicines under a three-year license agreement entered into with Allergan in March 2016. In October 2018, the agreement was extended through December 2021. Under the agreement, on a quarterly basis, we make a profit-sharing payment to Allergan.

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table provides significant revenues by major product by segment:

	Year Ended December 31, 2019
(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Lyrica	$3,125	$71	$135	$3,330
Lipitor	523	1,227	223	1,972
Norvasc	300	536	116	953
Celebrex	422	177	125	724
Viagra	257	199	69	526
Effexor	255	44	35	334
Zoloft	163	73	58	294
Xalatan/Xalacom	216	15	50	281
Xanax	146	5	46	197
Revatio	122	8	7	136
Greenstone	538	—	—	538
Other	681	76	201	958

Total revenues	$6,748	$2,430	$1,065	$10,244

The following table provides significant revenues by major product by segment:

	Year Ended December 31, 2018
(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Lyrica	$4,765	$59	$151	$4,975
Lipitor	527	1,255	247	2,029
Norvasc	319	558	146	1,023
Celebrex	375	154	142	670
Viagra	405	178	77	659
Effexor	244	38	33	316
Zoloft	183	62	57	301
Xalatan/Xalacom	248	15	53	316
Xanax	142	4	52	198
Revatio	199	7	8	214
Greenstone	626	—	—	626
Other	815	67	220	1,103

Total revenues	$8,848	$2,396	$1,186	$12,431

The following table provides significant revenues by major product by segment:

	Year Ended December 31, 2017
(millions of dollars)	Developed Markets	Greater China	Emerging Markets	Total
Lyrica	$4,862	$44	$172	$5,077
Lipitor	623	986	242	1,851
Norvasc	352	454	126	932
Celebrex	472	132	170	775
Viagra	969	164	72	1,204
Effexor	229	36	32	297
Zoloft	184	51	57	291
Xalatan/Xalacom	270	9	56	335
Xanax	171	4	50	225
Revatio	235	8	9	252
Greenstone	833	—	—	833
Other	1,005	61	221	1,287

Total revenues	$10,203	$1,950	$1,207	$13,359

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 19. Related Party Transactions

These combined financial statements include related party transactions, such as sales to Pfizer, the costs of goods manufactured in manufacturing plants that were shared with other Pfizer business units and other operating activities between Pfizer and Upjohn.

Substantially all balances from transactions among Upjohn and Pfizer that are expected to be cash-settled, if any, are included, depending on the nature of the balance, in Other current assets, Other noncurrent assets, Other current liabilities and Other noncurrent liabilities on the combined balance sheets. At December 31, 2019, included in Other current assets are related party receivables from Pfizer of $4 million related to an employee secondment agreement and intercompany lease agreement at our Tuas, Singapore manufacturing site described below. At December 31, 2019, included in Other noncurrent liabilities is a related party payable to Pfizer of $1 million, related to a transfer agreement for certain manufacturing assets. There were no balances from transactions among Upjohn and Pfizer that are expected to be cash-settled as of December 31, 2018. All balances and transactions among Upjohn and Pfizer that are not cash-settled are shown as part of Business unit equity on the combined balance sheets, for all periods presented, and represent the net of amounts settled without payment (to)/from Pfizer. Such amounts are reflected in the combined statements of cash flows based on the cash flows made by Pfizer on behalf of Upjohn, with the offset reflected in Net financing activities with Pfizer in the financing section.

Pfizer uses a centralized approach to cash management and financing its operations. During the periods covered by these combined financial statements, excess cash receipts were remitted to Pfizer on a regular basis and are reflected within Business unit equity in the combined financial statements. Similarly, Upjohn cash disbursements were predominantly funded through Pfizer’s cash accounts and are reflected within Business unit equity in the combined financial statements.

Historically, Pfizer has provided significant corporate, manufacturing and shared services functions and resources to us. Our combined financial statements reflect an allocation of these costs (see Note 2). Management believes that these allocations are a reasonable reflection of the services received. However, these allocations may not reflect the expenses that would have been incurred if we had operated as an independent standalone company during the periods presented.

Pfizer and the new company to be formed by the planned combination of the Upjohn Business and Mylan (see Note 1) will enter into certain additional agreements that will govern certain arrangements between them following the consummation of the transaction relating to, among other things, tax matters, employee matters, intellectual property matters, transition services and manufacturing and supply arrangements. Such agreements are generally expected to become effective upon the consummation of the planned combination of Upjohn and Mylan.

Intercompany Leases with Pfizer—Effective May 27, 2019, Upjohn entered into operating leases with a subsidiary of Pfizer (lessee) to lease its manufacturing plant and equipment in Singapore to Pfizer (for information about the leased assets, see Note 11). The leases are for five years but the lessee may terminate or extend the term upon agreement without penalty. The lease payment includes variable payments for property tax and plant insurance. The residual value of the underlying assets was calculated using the depreciation and book value included in the lease contract terms. To manage the risk of the residual assets, plant insurance is included in the lease payments.

We had the following lease income related to these operating leases with Pfizer, which is included in Other (income)/ deductions—net (see Note 6):

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Buildings	$7	$—	$—
Machinery and equipment	17	—	—

Total lease income from Pfizer	$24	$—	$—

NOTES TO COMBINED FINANCIAL STATEMENTS

The undiscounted cash flows we expect to receive from Pfizer under these operating leases are as follows:

(millions of dollars)
Period	Expected Undiscounted Cash Inflows
Next one year(a)	$45
1-2 years	45
2-3 years	45
3-4 years	45
4-5 years	23

Total lease payments	$203

(a)	Reflects lease payments due within 12 months subsequent to the December 31, 2019 balance sheet date.

Also, in connection with the property and equipment lease agreements in Singapore, Pfizer and Upjohn entered into an employee secondment agreement whereby certain Upjohn employees carry out the Pfizer manufacturing operations at the leased site and in return Pfizer reimburses Upjohn for the costs, primarily salaries, of those employees. The service agreement is for a term of five years but, subject to the terms of the agreement, can be terminated or extended upon agreement without penalty. Included in Other current assets as of December 31, 2019 is a receivable of $4 million due from Pfizer associated with the service and lease agreements (see Note 13A).

Net Transfers—Pfizer—Net transfers (to)/from Pfizer are included within Total Equity.

The components of Net transfers—Pfizer on the combined statements of equity are as follows:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Centralized cash management(a)	$(6,479)	$(8,622)	$(10,325)
Pfizer cost allocations(b)	1,015	1,796	1,850
Cash taxes paid(c)	1,076	1,252	1,216
Defined benefit plans transferred from Pfizer(d)	(32)	—	—
Cumulative effect of adopting new accounting standards(e)	—	(3)	—

Net transfers—Pfizer(f)	$(4,421)	$(5,576)	$(7,259)

(a)

Includes net cash remitted to Pfizer under Pfizer’s centralized cash management system. The Upjohn Business participates in Pfizer’s centralized cash management system and generally all excess cash is transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities are predominantly funded as needed by Pfizer.

(b)	Reflects allocations of costs for certain support functions that were provided to Upjohn on a centralized basis within Pfizer (see Note 2).
(c)

Includes taxes deemed paid by Pfizer on behalf of Upjohn, which were derived as if Upjohn filed a tax return separate from Pfizer in the various jurisdictions where it does business. Included in 2019 and 2018 are taxes associated with the repatriation tax liability on accumulated post-1986 foreign earnings (see Note 7A).

(d)	For 2019, represents newly formed Upjohn defined benefit plans for participants who previously participated in defined benefit plans sponsored by Pfizer (see Note 15).
(e)

For 2018, includes the cumulative effect of the adoption of the new accounting standards at the beginning of 2018 for revenues (an increase of $55 million after tax) and for income tax accounting (a decrease of $58 million).

(f)	As presented on the combined statements of equity for the years ended December 31, 2019, 2018 and 2017.

Note 20. Subsequent Events

On January 23, 2020, Upjohn China entered into a definitive agreement to acquire Shanghai Minghui Pharmaceutical Co., Ltd. (Minghui) from Shanghai Pharmaceutical Co., Ltd., which is a state-owned enterprise in China. After the completion of a listing and bidding process, Upjohn agreed to acquire Minghui for 40 million renminbi (RMB) (approximately $6 million). Through this acquisition, Upjohn expects to acquire a Drug Distribution License in China and a Good Supply Practices certification in China. As of February 3, 2020, we remitted the purchase price of RMB 40 million (approximately $6 million) to SUAEE, the institution managing the listing and bidding process. The payments will not be released by SUAEE to the seller until the conditions precedent to the closing of the transaction have been met. The transaction is expected to close in April 2020. The acquisition of Minghui is expected to be accounted for by Upjohn as the acquisition of a group of assets rather than the acquisition of a business.

Upjohn has evaluated subsequent events from the balance sheet date through March 20, 2020, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.